DEED OF LEASE

BY AND BETWEEN

WESTPARK CORPORATE CENTER, L.L.C.

AND

AIRO GROUP HOLDINGS, INC.

TABLE OF CONTENTS

EXHIBITS

DEED OF LEASE

THIS DEED OF LEASE (this "Lease") is dated as of October 14th, 2025, by and between **WESTPARK CORPORATE CENTER, L.L.C.**, a Delaware limited liability company ("Landlord"), and **AIRO GROUP HOLDINGS, INC.**, a Delaware corporation ("Tenant").

ARTICLE 1
DEFINITIONS

1.1 Building: a nine (9) story office building containing approximately two hundred nineteen thousand seven hundred forty eight (219,748) square feet of rentable area, located on certain land now known for assessment and taxation purposes as Parcel 66-A-4 in Fairfax County, Virginia (the "Land"), as legally described in Exhibit A-1 attached hereto, and having a street address of 8444 Westpark Drive, McLean, Virginia 22102, together with related parking, areas and facilities (whether in or near the Building), roadways, driveways and other amenities.

1.2 Premises: deemed and agreed to contain Two Thousand Eight Hundred Fifteen (2,815) square feet of rentable area located on the eighth (8th) floor of the Building (known as Suite 840) and outlined on Exhibit A attached hereto.

1.3 Tenant's Proportionate Share: 1.28% (i.e., 2,815/219,748) for Operating Charges and for Real Estate Taxes.

1.4 Lease Term: Sixty Five (65) months from the Rent Commencement Date.

1.5 Rent Commencement Date: November 1, 2025.

1.6 Base Rent: One Hundred Twenty Six Thousand Six Hundred Seventy Five and 00/100 Dollars ($126,675.00) for the first Lease Year, divided into twelve (12) equal monthly installments of Ten Thousand Five Hundred Fifty Six and 25/100 Dollars ($10 ,556.25) for the first Lease Year.

1.7 Base Rent Annual Escalation Percentage: two and one-half percent (2.50%).

1.8 Security Deposit: Thirty One Thousand Six Hundred Sixty Eight and 75/100 Dollars ($31,668.75).

1.9 Broker(s): Newmark Grubb Knight Frank, as Landlord's broker and Cushman and Wakefield, U.S., Inc., as Tenant's broker.

1.10 Tenant Address for Notices: At 5001 Indian School Rd NE # 100, Albuquerque, NM 87110 (Attn: Joseph D. Burns, CEO, with copy to legal@theairogroup.com), until Tenant has commenced beneficial use of the Premises, and the Premises (Attn: Joseph D. Burns, CEO, with copy to legal@theairogroup.com) after Tenant has commenced beneficial use of the Premises.

1.11 Complex: that complex (of which the Building is or may become a part) now known as Westpark Corporate Center, and including all easements, rights and appurtenances thereto (including private streets, storm detention facilities and any other service facilities).

1.12 Guarantor(s): N/A.

1.13 Landlord Address for Notices: c/o Northwestern Mutual Investment Management Company, LLC, 8484 Westpark Drive, Suite 210, McLean, Virginia 22102 Attention: Regional Director, with a copy to Jones Lang LaSalle Americas, Inc., 8444 Westpark Drive, Suite 820, McLean, Virginia 22102, Attention: General Manager.

1.14 Parking Permits: Nine (9) parking permits for unreserved parking spaces.

1.15 Operating Charges Base Year: January 1, 2026 to December 31, 2026.

1.16 Real Estate Taxes Base Year: January 1, 2026 to December 31, 2026.

ARTICLE 2
PREMISES

2.1 Tenant leases the Premises from Landlord upon the terms stated herein. Tenant will have the non-exclusive right to use for their intended purpose the areas of the Building designated by Landlord from time to time as common and public space.

2.2 The standard of measurement set forth on Exhibit E attached hereto governs and controls all calculations in this Lease relating to the rentable area of the Premises. Notwithstanding anything to the contrary contained herein, in no event shall the Premises be remeasured during the initial Lease Term or any renewals or extensions thereof.

ARTICLE 3
TERM

3.1 The terms and conditions of this Lease shall be effective from the date of execution of this Lease by Landlord and Tenant (the "Lease Commencement Date"). The Lease Term shall commence on the Rent Commencement Date specified in Section 3.2 hereinbelow. If the Rent Commencement Date is not the first day of a month, then the Lease Term shall be the period set forth in Section 1.4 hereinabove plus the partial month in which the Rent Commencement Date occurs. The Lease Term shall, also include any properly exercised renewal or extension of the term of this Lease.

3.2 (a) The Rent Commencement Date shall be the earlier of (i) November 1, 2025, or (ii) the Tenant commences beneficial use of the Premises, as determined pursuant to Section 3.2(b) hereinbelow.

(b) Tenant shall be deemed to have commenced beneficial use of the Premises when Tenant commences business operations with the public from the Premises or any portion thereof (which Tenant shall not be permitted to do until it obtains a Non RUP from Fairfax County).

(c) Within five (5) days after the Rent Commencement Date, Landlord and Tenant shall execute a certificate (in the form of Exhibit C attached hereto) confirming such date.

(d) Landlord shall tender possession of the Premises to Tenant on or before November 20, 2025, so that Tenant may prepare the same for its occupancy prior to the Rent Commencement Date. Tenant's access to the Premises prior to the Rent Commencement Date shall be subject to all of the provisions of the Lease, except that Tenant shall not pay any Base Rent, additional rent, or other pass-through costs during this period.

3.3 It is presently anticipated that the Premises will be delivered to Tenant on or about the Rent Commencement Date set forth in Section 1.5 above. If Landlord does not substantially complete construction and deliver possession of the Premises by such date (or if Landlord substantially completes construction and delivers possession after such date), then Landlord shall not have any liability whatsoever, and this Lease shall not be rendered voidable, on account thereof.

3.4 Lease Year shall mean a period of twelve (12) consecutive months commencing on the Rent Commencement Date and each successive twelve (12) month period thereafter; provided, however, that if the Rent Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month after the month in which the first anniversary of the Rent Commencement Date occurs (such that the first Lease Year shall consist of twelve (12) full calendar months plus the partial month in which the Rent Commencement Date occurs).

ARTICLE 4
BASE RENT

4.1 (a) During each Lease Year during the Lease Term, Tenant shall pay to Landlord as annual base rent for the Premises, without set-off, deduction or demand (except as otherwise set forth herein with respect to demands only), the Base Rent, which amount is subject to upward adjustment from time to time as provided in Section 4.2 hereinbelow. The Base Rent shall be divided into twelve (12) equal monthly installments and each such monthly installment shall be due and payable in advance on the first day of each month during each Lease Year. Concurrently with Tenant's execution of this Lease, Tenant shall pay an amount equal to one (1) monthly installment of the Base Rent payable during the first Lease Year, which amount shall be credited toward the first monthly installment of the Base Rent due and payable hereunder. If the Rent Commencement Date is not the first day of a month, then the Base Rent from the Rent Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Base Rent payable during the first Lease Year, and Tenant shall pay such prorated installment in advance on the Rent Commencement Date.

(b) The preceding notwithstanding, Landlord agrees that Tenant's obligation to pay Base Rent on the entire Premises shall be one hundred percent (100%) abated for a period of five (5) months commencing on the Rent Commencement Date (the "Rent Abatement Period"). The Rent Abatement Period shall be cancelled and terminated with respect to any prospective full or partial months therein following an Event of Default by Tenant hereunder which continues beyond any applicable notice and cure period.

4.2 Commencing on the first (1st) day of the second (2nd) Lease Year and on the first (1st) day of every Lease Year thereafter during the Lease Term, the Base Rent in effect shall be increased by the product of (i) the Base Rent Annual Escalation Percentage and (ii) the Base Rent in effect immediately before the increase.

4.3 All sums payable by Tenant shall be paid to Landlord in legal tender of the United States, at the address to which notices to Landlord are to be given or to such other party or such other address as Landlord may designate in writing. Landlord's acceptance of rent after it shall have become due and payable shall not excuse a delay upon subsequent occasions nor constitute a waiver of rights, notwithstanding any endorsement or restriction that Tenant may include with such payment.

ARTICLE 5
OPERATING CHARGES AND REAL ESTATE TAXES

5.1 (a) Commencing on the first (1st) day of the second (2nd) Lease Year, Tenant shall pay as additional rent to Landlord Tenant's Proportionate Share (as defined in Section 1.3 hereinabove) of the amount by which Operating Charges (as defined in Section 5.1 (b) hereinbelow) for each calendar year falling entirely or partly within the Lease Term exceed a base amount (the "Operating Charges Base Year Amount") equal to the Operating Charges incurred during the Operating Charges Base Year. Tenant's Proportionate Share with respect to Operating Charges is that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises, and the denominator of which is the number of square feet of rentable area in the Building (excluding the number of square feet of rentable area of any storage, roof or garage space).

(b) "Operating Charges" shall mean all costs and expenses incurred by Landlord in the ownership and operation of the Building and the Land, including, but not limited to, the following:

(1) costs incurred in connection with the provision of electricity, water, sewer, power, natural gas, fuel oil and other utilities to the Building, and other utility or energy charges (including surcharges and connection fees);

(2) insurance premiums;

(3) management fees (not to exceed four percent (4%) of gross rents received at the Building) and personnel costs;

(4) costs of service, access control, and maintenance contracts;

(5) maintenance, redecoration and repair expenses;

(6) depreciation for capital expenditures made by Landlord to reduce operating expenses (but only up to the annual amount of any such reduction) or to comply with legal requirements enacted after the date of this Lease, together with annual interest at the rate paid by Landlord on any funds borrowed for such capital expenditures;

(7) charges for janitorial, cleaning, access control, window cleaning, and snow and trash removal services;

(8) charges allocated by or to Landlord and assessments imposed, including by any association now or hereafter established to manage or maintain common areas and facilities of the Complex, including repairs in such common areas;

(9) any business, professional and occupational license tax payable by Landlord with respect to the Building;

(10) Intentionally Deleted;

(11) any cost or expense incurred by Landlord in connection with providing (directly or indirectly) transportation assistance or service to or from the Building or in administering any transportation management program required by any governmental agency or instrumentality;

(12) auditing and accounting fees;

(13) legal and other professional fees (other than those attorneys' fees excluded pursuant to Section 5.1(c)(2) hereinbelow);

(14) costs incurred or imputed to rent for the management office for the Building or Complex (provided that such rental value is consistently included in the Operating Charges in the Base Year);

(15) costs incurred in connection with the operation, maintenance and repair of all parking areas, garages and related facilities serving the Building; and

(16) any other expense incurred by Landlord in owning, managing, maintaining, repairing or operating the Building or the Land, or allocated by or to Landlord or the Building or Land for managing, operating, maintaining or repairing common areas and facilities of the Complex.

(c) Operating Charges shall not include the following:

(1) Principal payments or interest payments on any permanent mortgage, and rental payments made under any ground or underlying lease or leases;

(2) Leasing commissions, attorneys' fees (except for those reasonable attorney's fees in connection with enforcing rules and regulations), costs disbursements and other expenses incurred in connection with negotiations for leases with tenants, other occupants, or prospective tenants or other occupants of the Building, or similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or similar costs and expenses incurred in connection with negotiations or disputes with management agents, purchasers or mortgagees

of the Building;

(3) Costs of repairs, restoration, replacements or other work occasioned by (i) fire, windstorm, or other casualty of an insurable nature (whether such destruction be total or partial) and either (A) paid by insurance required to be carried by Landlord under this Lease, or (B) otherwise paid by insurance then in effect obtained by Landlord, or (ii) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial;

(4) Allowances, concessions and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating (all as opposed to making repairs to) leasable space for tenants (including Tenant), prospective tenants or other occupants and prospective occupants of the Building, or vacant, leasable space in the Building;

(5) Costs of correcting latent defects (not standard repairs) during the initial warranty period after construction. All repairs and replacements during the initial warranty period not covered under warranties and/or resulting from ordinary wear and tear, use, fire, casualty, vandalism and other matters shall not be deemed to be latent construction defects;

(6) Landlord's costs of electricity and other services sold to tenants which services are not furnished pursuant to Article 14 and for which Landlord is reimbursed by tenants, and costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants (including electric power costs for which any tenant directly contracts with the local public service);

(7) Depreciation and amortization of the Building or any fixtures or improvements therein existing at the Rent Commencement Date, or any equipment located in or used in connection with the Building (except as otherwise permitted above);

(8) Costs or expenses relating to another tenant's or occupant's space which (i) were incurred in rendering any service or benefit to such tenant that Landlord was not required, or were for a service in excess of the service that Landlord was required, to provide Tenant hereunder (including without limitation insurance coverage for another tenant's or occupant's property), or (ii) were otherwise in excess of the Building standard services then being provided by Landlord to all tenants or other occupants of the Building;

(9) Costs (limited to penalties, fines and associated legal expenses) incurred due to criminal violation by Landlord or any tenant in the Building of the terms of any applicable federal, state or local government laws, codes or similar regulations that would not have been incurred but for any such criminal violations by Landlord, it being intended that each party shall be responsible for costs resulting from its own violation of such laws, codes and regulations as the same shall pertain to the Building; and costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord's failure to make such payments when due; provided, however, that notwithstanding the foregoing, interest or penalties incurred in connection with assessments or taxes which are reasonably contested by Landlord shall be included as an acceptable Operating Charge;

(10) Costs of Landlord's general overhead and general administrative expenses (individual, partnership or corporate, as the case may be), and costs incurred by Landlord for trustee's fees, partnership organizational expenses and accounting fees (except accounting fees relating solely to the ownership and operation of the Building), which costs would not be chargeable to operating expenses of the Building and/or the Land in accordance with generally accepted accounting principles, consistently applied;

(11) Any compensation paid to clerks, attendants or other persons in commercial concessions (such as snack bar or restaurant), if any, operated by Landlord;

(12) All items and services for which Tenant or any other Building tenant specifically reimburses Landlord (other than as Operating Charges);

(13) Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, attorneys' and accountants' fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(14) All amounts which would otherwise be included in Operating Charges which are paid to any affiliate or subsidiary of Landlord, or any representative, employee or agent of any affiliate or subsidiary of Landlord, to the extent the costs of such services exceed the general market rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience;

(15) Increased insurance premiums caused by Landlord's hazardous acts;

(16) Moving expense costs of tenants of the Building to the extent not provided by Landlord (i) to Tenant and (ii) generally to other initial tenants of the Building;

(17) Advertising and promotional costs associated with the leasing of the Building, and costs of signs (other than directories or operational signs) in or on the Building identifying the owners of the Building or any tenant of the Building;

(18) Costs incurred (less costs of recovery) for any items to the extent covered by a manufacturer's, materialman's, vendor's or contractor's warranty (a "Warranty") which are paid for by such manufacturer, materialman, vendor or contractor (Landlord shall pursue a breach of warranty claim for items covered by a Warranty unless Landlord determines in good faith that such action would not be in the best interest of the tenants of the Building); and

(19) Wages and salaries for off-site employees and employees at the Building above the level of Building manager, excepting the chief engineer, porter supervisor, director of building services, and any other employee who provides direct operational functions for or on behalf of the Building and whose salary is charged, directly or indirectly, on a proportionate basis, against the buildings he or she provides services to.

(d) If the average occupancy rate for the Building during any calendar year (including the Base Year) is less than ninety-five percent (95%), or if any tenant is separately paying for electricity or janitorial services furnished to its premises, or if any tenant does not desire or require electricity or janitorial services available to its premises, then Operating Charges for such calendar year shall be deemed to include all additional costs and expenses, as reasonably estimated by Landlord, which would have been incurred during such calendar year if such average occupancy rate had been ninety-five percent (95%) and if electricity and janitorial services had been furnished to all of such premises and paid for by Landlord. For example, if the average occupancy rate for the Building during a calendar year is eighty percent (80%), and if the janitorial contractor charges are $1.00 per square foot of occupied rentable area per year, and if the Building contains one hundred thousand (100,000) square feet of rentable area, then it would be reasonable for Landlord to estimate that if the Building had been ninety-five percent (95%) occupied during such year, then janitorial charges for such year would have been ninety-five thousand dollars ($95,000).

(e) Landlord shall submit a statement setting forth the amount by which Operating Charges that Landlord reasonably expects to be incurred during such calendar year exceed the Operating Charges Base Year Amount and Tenant's Proportionate Share of such excess. Landlord shall use its reasonable efforts to submit such statement as soon as practicable after the beginning of each calendar year during the Term. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant's receipt of any succeeding statement, an amount equal to one-twelfth (1/12) of the total estimated amount payable by Tenant as set forth in such statement. From time to time (but not more than twice) during any calendar year, Landlord may revise Landlord's estimate of the Operating Charges that Landlord reasonably expects to be incurred during such calendar year and adjust Tenant's monthly payments to reflect Landlord's revised estimate. On or about May 31 of each calendar year, Landlord shall submit a statement showing (1) Tenant's Proportionate Share of the amount by which Operating Charges incurred during the preceding calendar year exceeded the Operating Charges Base Year Amount, and (2) the aggregate amount of Tenant's estimated payments during such year. If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then the excess shall be credited to Tenant. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess within thirty (30) days after receipt of such statement. If Tenant does not notify Landlord in writing of any objection to such statement within sixty (60) days after receipt, then Tenant shall be deemed to have waived such objection. If Tenant objects to anything contained in such statement, Tenant may, after paying the amount set forth in such statement, notify Landlord in writing of its objections. Landlord shall review such objections and furnish to Tenant reason able documentation of the specific items of expense to which Tenant has objected in writing. Notwithstanding anything contained herein to the contrary, the parties agree that for the purposes of determining Tenant's proportionate share of Operating Charges, "Controllable Operating Charges" (as hereafter defined) shall not increase from one calendar year to the next by more than four percent (5%) per annum in the aggregate (for clarity purposes, the parties acknowledge and agree that individual Controllable Operating Charges may increase by five percent (5%) or more in any calendar year so long as all Controllable Operating Expenses, considered in the aggregate, do not exceed such limitation), it being expressly agreed that such cap shall be determined without the ability to carryover any unused portion thereof to a subsequent year. Controllable Operating Charges are herein defined as all of the Operating Charges for the Building, the Complex and the Land with the exception of (1) all utility costs and charges incurred by Landlord; (2) all insurance costs incurred by Landlord; (3) all Real Estate Taxes; (4) all snow removal costs incurred by Landlord; and (5) all fees, charges and costs payable under any currently existing or new char or janitorial contract for the Building in the event that Landlord deems it reasonably prudent, expedient or desirable, or is in any way required, to have union personnel employed under any such contract or to enter into any such contract under which union personnel are employed; (6) maintenance and repair of the elevators in the Building; and (7) the cost of any BPOL license required to be held by Landlord or any non-excluded personal property taxes paid by Landlord..

(f) Landlord shall keep its books in accordance with generally accepted accounting principles, consistently applied, and shall make a responsible person from the management company available to discuss with the President or the Chief Financial Officer of Tenant (and any regular and full-time employee of Tenant who functions in the capacity of office manager, controller or the like) questions regarding the Operating Charges for the immediately preceding year. Landlord shall have the right to limit such discussions to a reasonable number of times with respect to any such year and under no circumstances shall Landlord be required to meet or discuss with any consultants or other representatives of Tenant.

(g) Provided that no Event of Default then exists hereunder, Tenant shall have the right, in good faith, to audit Landlord's books and records pertaining solely to Operating Charges. Landlord shall reasonably cooperate with any such audit and Tenant agrees to reimburse Landlord for any reasonable costs and expenses (paid or payable to third parties) incurred by Landlord in connection therewith (provided that such audit does not disclose an overpayment by Tenant as provided below). Such audit must be conducted by a certified public accountant directly employed by Tenant or by an independent certified public accountant from a nationally or regionally recognized full service accounting firm with significant experience in matters pertaining to first-class commercial office buildings (collectively, a "Qualified Person"), and such audit right must be exercised within sixty (60) days

following Tenant's receipt of Landlord's annual reconciliation or other statement showing Landlord's determination of Operating Charges and must be concluded within sixty (60) days thereafter. Any such audit shall be limited to the year reflected in such statement (provided, however, that if Tenant elects to audit the Operating Charges for the 2026 calendar year, Tenant shall also have the right to audit the Operating Charges for the 2025 Base Year). The results of any such audit, as well as any discussions with Landlord or its management agent or representatives, shall be kept confidential by Tenant and its Qualified Person (if any). Tenant and any person conducting such audit shall execute Landlord's standard confidentiality agreement and such firm performing the audit shall also confirm that it has been engaged on an hourly or flat fee basis pursuant to which no part of its compensation, fee, reimbursement or the like is in any manner contingent upon outcome. In the event that Landlord reasonably (and in good faith) agrees in connection with any such discussions or audit to reclassify any costs or expenses, or otherwise to reduce any amounts previously claimed by Landlord to be owed by Tenant, then Landlord shall grant Tenant a rent credit (against the next installment(s) of Base Rent or Additional Rent falling due) in the amount of or refund to Tenant within 30 days thereafter, as Landlord may elect, any overcharged or mischarged amount previously paid by Tenant (and if the amount of such credit or refund is greater than five percent (5%) of Tenant's original Proportionate Share of Operating Charges for the year in question, Landlord shall pay Tenant's reasonable costs of said audit, but in no event more than the sum of $2,000.00) and, in addition, Landlord shall have the right to make a corresponding exclusion and/or adjustment in the Operating Charges for the Operating Charges Base Year if appropriate.

5.2 (a) Commencing on the first (1st) day of the second (2nd) Lease Year, Tenant shall pay as additional rent to Landlord Tenant's Proportionate Share (as defined in Section 1.3 hereinabove) of the amount by which Real Estate Taxes (as defined in Section 5.2(b) hereinbelow) for each calendar year falling entirely or partly within the Lease Term exceed a base amount (the "Real Estate Taxes Base Year Amount") equal to the Real Estate Taxes incurred during the Real Estate Taxes Base Year. Tenant's Proportionate Share is that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises, and the denominator of which is the number of square feet of rentable area in the Building (excluding the number of square feet of rentable area of any storage, roof or garage space).

(b) "Real Estate Taxes" shall mean (1) all real estate taxes, including general and special assessments, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon Landlord or assessed against the Building and/or the Land or Landlord's personal property used in connection therewith, (2) all real taxes, including general and special assessments, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon common areas or facilities of the Complex and which are allocated to the Building or the Land, (3) any other present or future taxes or governmental charges which are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, and (4) all expenses (including reasonable attorneys' fees) incurred in reviewing or seeking a reduction of the foregoing; provided, however, that Real Estate Taxes shall expressly exclude any costs incurred to obtain a reduced assessment or reimbursement of any Real Estate Taxes unless such assessment or tax is applicable to periods falling within the Lease Term (including, without limitation, with respect to the Real Estate Taxes for the Base Year only, costs incurred to obtain a reduced assessment or reimbursement of Real Estate Taxes for the Base Year). In addition, in no event shall a refund of Real Estate Taxes that is applicable to a period elapsing prior to the Base Year received during the Base Year result in a reduction in Real Estate Taxes for the Base Year; provided, however, that the foregoing shall not be deemed to exclude the application to the Base Year of any reduction in any multi-year taxes, notwithstanding that such reduction may relate to one of the years in such multi-year period prior to the commencement of the Base Year. Landlord shall have the right to pay any special assessment in installments, and in such event Real Estate Taxes shall include only those particular installments and interest paid on the unpaid balance of the assessment applicable to the particular calendar year. Real Estate Taxes shall not include any income, franchise, transfer, inheritance or capital stock unless, due to a future change in the method of taxation, such a tax shall be levied against Landlord in substitution for or in lieu of any tax which would otherwise constitute "Real Estate Taxes," in which event such income, franchise, transfer, inheritance or capital stock shall be deemed to be included in the term "Real Estate Taxes" to the extent and only to that extent that such tax is ascertained to be in lieu of or a substitute for what were previously "Real Estate Taxes;" provided, however, that the amount of such income, franchise, transfer, inheritance or capital stock deemed to be included in the term "Real Estate Taxes" shall be determined as if the Building and the Land were the only assets of Landlord. Additionally, Real Estate Taxes shall not include any fines, interest and penalties incurred due to the late payment of Real Estate Taxes or by reason of late filing of any required governmental report. The definition of "Real Estate Taxes" assumes that the Building and the Land constitute a separate tax lot, and that the Building is the only building on said Land. If, however, either assumption is not correct or is correct but subsequently becomes incorrect, then the "Real Estate Taxes" attributable to the Building shall be those allocated to the Building pursuant to any presently existing allocation or other agreement between the owner(s), groundlessor(s) and/or groundlessee(s) of such lots, or if no such agreement exists then those allocated to the Building on the tax rolls or the records of the tax assessor. The foregoing notwithstanding, the term "Real Estate Taxes" shall include all rent, services and/or so-called "gross receipts" or "receipts" taxes (including, but not limited to, any business license, sales or similar taxes) whether or not enacted in addition to, in lieu of or in substitution for any other tax.

(c) If during any calendar year (including the Base Year) the Building is not fully assessed for tax purposes, then Real Estate Taxes for such calendar year shall be deemed to include all additional taxes as reasonably estimated by Landlord, which would have been incurred during such calendar year if the Building had been fully assessed.

(d) Tenant shall pay to Landlord Tenant's Proportionate Share of Real Estate Taxes on an estimated basis, in accordance with the following. At the beginning of the Lease Term and at the beginning of each calendar year thereafter, Landlord may submit a statement setting forth the amount by which Real Estate Taxes that Landlord reasonably expects to be incurred during such calendar year exceed the Real Estate Taxes Base Year Amount and Tenant's Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month after receipt of such statement, until Tenant's receipt of any succeeding statement, an amount equal to one-twelfth (1/12) the total

estimated amount payable by Tenant asset forth in such statement. From time to time during any calendar year, Landlord may revise Landlord's estimate of the Real Estate Taxes that Landlord reasonably expects to be incurred during such calendar year and adjust Tenant's monthly payments to reflect Landlord's revised estimate. On or about May 31 of each calendar year, Landlord shall submit a statement showing (1) Tenant's Proportionate Share of the amount by which Real Estate Taxes incurred during the preceding calendar year exceeded the Real Estate Taxes Base Year Amount, and (2) the aggregate amount of Tenant's estimated payments made during such year. If such statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then the excess shall be credited to Tenant. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess within thirty (30) days after receipt of such statement.

5.3 If the Lease Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant's liabilities pursuant to this Article 5 for such year shall be proportionately reduced.

5.4 Notwithstanding any provision of this Lease to the contrary, Landlord reserves the right, in its sole discretion, to make reasonable allocations and/or aggregations of Operating Charges and/or Real Estate Taxes with respect to the Building and Land and to one or more building(s) or land within the Complex.

ARTICLE 6
USE OF PREMISES

6.1 Tenant shall use the Premises solely for general office purposes and for no other use or purpose. Tenant shall not use the Premises for any unlawful purpose or in any manner that in Landlord's opinion will constitute waste or nuisance to Landlord or any tenant of the Building, nor in any manner that would cause the Premises to be deemed a "place of public accommodation" under the Americans With Disabilities Act, as same may be amended. Tenant shall comply at its expense with all present and future laws, ordinances, regulations and orders (including, without limitation, any regulation requiring the sorting or separation of refuse and trash) concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein. If any such law, ordinance, regulation or order requires an occupancy or use permit for the Premises, then Tenant shall obtain and keep current such permit at Tenant's expense and promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record, recognizing that in no event shall any of the foregoing preclude general office use.

6.2 Tenant acknowledges that the Complex and/or the Land is now or may hereafter be subject to certain easements, covenants, conditions and restrictions governing the use, maintenance, operation and management of the Complex (the "CCR's"), and Tenant's use of the Premises, the Building, the Land and common areas and facilities of the Complex shall be subject to any such CCR's, as the same may be amended from time to time, recognizing that in no event shall any of the foregoing preclude general office use.

6.3 Tenant shall pay before delinquency any business, rent or other tax or fee that is now or hereafter assessed or imposed upon Tenant's use or occupancy of the Premises, the conduct of Tenant's business in the Premises or Tenant's equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is imposed upon Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay the amount of such tax or fee within thirty (30) days after Landlord's demand therefor.

6.4 Tenant shall not (either with or without negligence) generate, use, store, or cause or permit the escape, disposal or release of any Hazardous Materials in or about the Building, or the Land or the Complex, except that Tenant may bring such materials or substances into the Premises only to use in the ordinary course of Tenant's business and then only after written notice is given to Landlord of the identity of such materials or substances and Landlord has approved in writing such materials or substances. "Hazardous Materials" shall mean (a) "hazardous wastes," as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (b) "hazardous substances," as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (c) "toxic substances," as defined by the Toxic Substances Control Act, as amended from time to time, (d) "hazardous materials," as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) any substance, material or other item designated as hazardous or toxic under any applicable state or local laws and the regulations adopted thereunder and under the aforesaid acts, as amended from time to time, (f) oil or other petroleum products, (g) any highly combustible substance, (h) any biologically or chemically active substance and (i) any substance whose presence in Landlord's reasonable judgment could be detrimental to the Building or the Land or the Complex or hazardous to health or the environment. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord promptly following written demand therefor as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's actual knowledge and belief regarding the presence of Hazardous Materials in the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials in the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

6.5 Landlord represents and warrants that, except for normal wear and tear and on-going repairs and construction, the base Building and Building systems (i.e., mechanical, electrical and plumbing systems) and the common areas of the Building and the Complex will be in good working order and in compliance with all applicable laws, rules, regulations and codes (including the Americans with Disabilities Act), as of the Rent Commencement Date.

Landlord represents that the current base Building fire and life safety systems comply with applicable law and are adequate to meet Tenant's anticipated occupancy requirements.

6.6 Tenant is hereby granted a license to use the furniture currently located in the Premises during the Term, provided that (a) Tenant acknowledges and agrees that all such furniture shall at all times be deemed the property of Landlord, (b) Tenant shall maintain, repair and replace (if necessary), unless due to normal wear and tear, expiration of useful life or obsolescence, all of such furniture during the Term, and (c) upon the expiration of the Term, Tenant shall leave all of such furniture in the Premises and tender possession of the same back to Landlord in the condition existing as of the Rent Commencement Date, reasonable wear and tear, expiration of useful life or obsolescence excepted. Landlord represents and warrants to Tenant that it is the owner of such furniture and has the right and authority to permit Tenant's use thereof during the Lease Term as provided in this Section 6.6. Tenant hereby acknowledges and agrees that, except as expressly set forth above, Landlord has not made any representations and warranties whatsoever including any concerning (i) the exact furniture located in the Premises, and (ii) its condition, state of repair or disrepair, usability or fitness for any particular use.

ARTICLE 7
ASSIGNMENT AND SUBLETTING

7.1 Tenant shall not assign this Lease or any of Tenant's rights or obligations hereunder, or sublet or permit anyone to occupy the Premises or any part thereof without the prior written consent of Landlord, which consent may be granted or withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, provided that Tenant is not then in default under this Lease and subject to Landlord's rights pursuant to Section 7.4 hereinbelow, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed assignment of this Lease or subletting of the Premises, provided that (i) the use of the Premises pursuant to such assignment or sublease is in compliance with Article 6 hereof; (ii) the proposed assignee or subtenant is of a type and quality consistent and compatible with a class A office building in the Tysons Corner submarket; (iii) Landlord is reasonably satisfied with the financial condition of the assignee under any such assignment or the sublessee under any such sublease, taking into account the remaining obligations under this Lease and the fact that Tenant is not released; and (iv) the initial Tenant remains fully liable as a primary obligor for the payment of all rent and other charges hereunder and for the performance of all its other obligations hereunder. No partial assignment of this Lease shall be permitted. No assignment or transfer of this Lease may be effected by operation of law or otherwise without Landlord's prior written consent. Any assignment, subletting or occupancy, Landlord's consent thereto or Landlord's collection or acceptance of rent from any assignee, subtenant or occupant, shall not be construed as a waiver or release of Tenant from liability hereunder (it being understood that Tenant shall at all times remain primarily liable as a principal and not as a guarantor or a surety) and shall not be construed as relieving Tenant or any assignee, subtenant or occupant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment, subletting or occupancy. Tenant assigns to Landlord any sum due from any assignee, subtenant or occupant of Tenant as security for Tenant's performance of its obligations pursuant to this Lease. Tenant authorizes each such assignee, subtenant or occupant to pay such sum directly to Landlord if such assignee, subtenant or occupant receives written notice from Landlord specifying, that such rent shall be paid directly to Landlord. Landlord's collection of such rent shall not be construed as an acceptance of such assignee, subtenant or occupant as a tenant nor a waiver of any default hereunder by Tenant. All restrictions and obligations imposed pursuant to this Lease on Tenant or the use and occupancy of the Premises shall be deemed to extend to any subtenant, assignee or occupant of Tenant, and Tenant shall cause such persons to comply with all such restrictions and obligations. Tenant shall not mortgage or hypothecate this Lease without Landlord's written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. Tenant shall pay the expenses (including reasonable attorneys' fees, architect's fees, engineer's fees and hourly fees for Landlord's employees and agents) incurred by Landlord in connection with reviewing Tenant's request for Landlord to give its consent to any assignment, subletting, occupancy or mortgage (provided, however, that in no event shall any such reimbursement exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) in the aggregate). Such expenses shall be payable as additional rent within thirty (30) days of Tenant's receipt of a statement therefor.

7.2 If Tenant is a partnership, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Tenant shall be deemed an assignment of this Lease. If Tenant is a corporation or a partnership with a corporate general partner, then any dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or any sale or transfer of a controlling interest of its capital stock, shall be deemed an assignment of this Lease. If Tenant is a limited liability company or any other type of business entity (other than a partnership or corporation as provided above), then any dissolution, merger, consolidation or other reorganization of Tenant, or any sale or transfer of a controlling interest in its membership, shares or other form of ownership interest, shall be deemed an assignment of this Lease.

7.3 If Tenant wants to assign this Lease, or sublet or otherwise transfer all or part of the Premises, then Tenant shall give Landlord written notice ("Tenant's Request Notice") of the identity of the proposed assignee or subtenant and its business, all terms of the proposed assignment or subletting, the commencement date of the proposed assignment or subletting (the "Proposed Commencement Date"), the area proposed to be sublet in the event of a sublease (the "Proposed Sublet Space") and such other information as Landlord may reasonably request. Tenant shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant and a certification executed by Tenant and such proposed assignee or subtenant stating whether any premium or other consideration is being paid for the proposed assignment or sublease.

7.4 Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to (i) a proposed assignment of this Lease, or (ii) the Proposed Sublet Space (other than to a Qualified Tenant Affiliate) if the proposed Sublet Space constitutes more than 50% of the square foot area of the demised premises (determined on a

cumulative basis) and the proposed sublease is for the remainder of the Lease Term (which, for the purposes hereof, means any sublease that expires during the last three (3) years of the Term), by sending Tenant written notice within thirty (30) days after Landlord's receipt of Tenant's Request Notice. If Tenant proposes a sublet and if the Proposed Sublet Space does not constitute the entire Premises and Landlord elects to terminate this Lease with respect to the Proposed Sublet Space, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Commencement Date as if the Proposed Commencement Date had been originally set forth in this Lease as the expiration date of the Lease Term with respect to the Proposed Sublet Space, and (b) as to all portions of the Premises other than the Proposed Sublet Space this Lease shall remain in full force and effect except that the additional rent payable pursuant to Article 5 and the Base Rent shall be reduced proportionately. Tenant shall pay all expenses of construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises. If Tenant assigns this Lease or if Tenant subleases the Premises and the Proposed Sublet Space constitutes the entire Premises, and if Landlord elects to terminate this Lease, then (1) Tenant shall tender the Premises to Landlord on the Proposed Commencement Date, and (2) the Lease Term shall terminate on the Proposed Commencement Date.

7.5 If any sublease, assignment or other transfer (whether by operation of law or otherwise) provides that the subtenant, assignee or other transferee (or any affiliate thereto) is to pay any amount in excess of the rent and other charges due under this Lease, then, whether such excess be in the form of an increased rental, lump sum payment, payment for the sale or lease of fixtures or other leasehold improvements or any other form (and if the applicable space does not constitute the entire Premises, the amount and existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord fifty percent (50%) of any such excess (after Tenant's reimbursement of its costs of entering into such transaction (limited, however, to improvement allowances or costs, legal fees and brokerage commissions)) upon such terms as shall be specified by Landlord and in no event later than ten (10) days after Tenant's receipt thereof. Tenant shall in all events diligently pursue the collection of all amounts owed by any subtenant, assignee or other transferee. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other transfer shall be effected on forms reasonably approved by Landlord.

7.6 Notwithstanding anything to the contrary contained in Article 7 hereof, Tenant may upon at least fifteen (15) days' prior written notice to Landlord (the "**Affiliate Notice**"), but without Landlord's prior written consent, assign this Lease, or sublet all or a portion of the Premises to a Qualified Tenant Affiliate (hereinafter defined), provided, that the business operations of the proposed assignee or subtenant (which shall be disclosed in the Affiliate Notice) does not conflict with any exclusivity or other limitation that may be imposed upon Landlord (in connection therewith, Landlord hereby acknowledges and agrees that the use specified in Section 6.1 above does not raise any such conflict or violation), and no default exists hereunder beyond applicable notice and cure periods, and no event exists which, with notice and/or the passage of time, would constitute a default hereunder if not cured within the applicable cure period, and provided that such Qualified Tenant Affiliate execute Landlord's standard Sublease Consent form acknowledging, among other things, its agreement to be bound by the terms of this Lease. A "**Qualified Tenant Affiliate**" shall mean a corporation or other entity which (i) shall control, be controlled by or be under common control with Tenant or which results from a merger or consolidation with Tenant or succeeds to all the business and assets of Tenant, (ii) is of a type and quality consistent with the first-class nature of the Building, (iii) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease, (iv) is not a party by whom any suit or action could be defended on the ground of sovereign immunity, and (v) in the case of an assignment, sale, merger or consolidation, has a net worth and general creditworthiness immediately after such sale, merger or consolidation at least equal to the net worth and general creditworthiness of Tenant immediately prior to such sale, merger or consolidation. For purposes of the immediately preceding sentence, "control" shall be deemed to be ownership of more than fifty percent (50%) of the legal and equitable interest of the controlled corporation or other business entity. In the event of any assignment or sublease to a Qualified Tenant Affiliate, Tenant shall remain fully liable to perform the obligations of the Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease. An assignment or subletting which conforms to the requirements of this Section 7.6 shall not entitle Landlord to exercise its recapture rights under Section 7.4 above or entitle Landlord to any excess rent under Section 7.5 above.

ARTICLE 8
MAINTENANCE AND REPAIRS

8.1 Tenant shall keep and maintain the Premises and all fixtures and equipment located therein in clean, safe and sanitary condition and in compliance with all legal requirements, shall take good care thereof and make all repairs thereto, shall suffer no waste or injury thereto, and at the expiration or earlier termination of the Lease Term, shall surrender the Premises in the same order and condition in which they were on the Rent Commencement Date (ordinary wear and tear consistent with the permitted use hereunder excepted). All injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any act or omission of any invitee, agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer or guest of Tenant (collectively "Invitee") or Tenant, shall be repaired or replaced (as applicable) by and at Tenant's expense, except that Landlord shall have the right at Landlord's option to make any such repair or replacement and to charge Tenant for all costs and expenses incurred in connection therewith.

8.2 (a) Landlord shall keep the exterior walls, load bearing elements, foundations, pipes and conduits, roof and common areas that form a part of the Building (including without limitation all parking areas serving the Building), and the building standard mechanical, electrical, HVAC and plumbing systems that are provided by Landlord in the operation of the Building, clean and in good operating condition and, subject to Section 8.1, shall make all required repairs thereto.

(b) Notwithstanding any of the foregoing to the contrary, maintenance and repair of special tenant areas, facilities, finishes and equipment (including, but not limited to, any special fire protection equipment, telecommunications and computer equipment, kitchen/galley/coffee equipment, supplemental air-conditioning equipment serving only the Premises and all other furniture, finishings and equipment of Tenant and any Alterations (as hereinafter defined) made by Tenant) shall be the sole responsibility of Tenant.

8.3 Tenant shall be responsible for promptly notifying Landlord of any disruption in the HVAC service within the Premises. Tenant shall not to block or cover any of the heating, ventilation or air-conditioning ducts in the Premises. Tenant shall immediately report to Landlord: (i) any evidence of a water leak or excessive moisture in the Premises; (ii) any evidence of mold or mildew in the Premises; and (iii) any failure or malfunction in the heating, ventilation and air conditioning system serving the Premises.

ARTICLE 9
ALTERATIONS

9.1 The initial improvement of the Premises has been accomplished by Landlord prior to the Effective Date using Building standard design paint, carpet and finishes (substantially similar in quality and design to other recently designed and delivered spec suites within the Building), as depicted on the space plan attached hereto as Exhibit B. The Premises are in compliance with all applicable governmental laws, codes and legal requirements. Landlord is under no obligation to make any alterations, decorations, additions, improvements, demolitions or other changes in or to the Premises or the Building except as otherwise set forth herein. All improvements existing in the Premises as of the Rent Commencement Date, or which may subsequently be installed or constructed therein, are referred to herein collectively as the "Tenant Improvements". For a period of twelve (12) months after the Rent Commencement Date, Landlord hereby agrees to use its commercially reasonable efforts to cause its general contractor to correct or fix all latent defects discovered in the Premises.

9.2 Tenant shall not make or permit anyone to make any alterations, decorations, additions, improvements, demolitions, or other changes (collectively "Alterations") in or to the Premises or the Building without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, provided that Tenant is not then in default under this Lease beyond any applicable notice and cure periods, Landlord shall not unreasonably withhold, condition or delay its consent to any non-structural Alteration which Tenant may desire to make to the Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or non-structural, which may, in the opinion of Landlord (i) adversely affect the marketability of the Premises or (ii) exceed the capacity of, hinder the effectiveness of, interfere with, or be connected to the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Premises or the Building. Notwithstanding the foregoing, Landlord hereby agrees that without Landlord's consent, but with at least ten (10) days prior written notice to Landlord, Tenant may make any Alteration in and to the Premises (i) which is purely cosmetic in nature, (ii) costs less than $25,000.00, (iii) is non-structural in nature, (iv) is a typical office improvement, (v) is not visible from outside the Building, and (vi) does not require a building permit. Any Alteration which Landlord permits Tenant to make shall be made: (a) in a good, workmanlike, first-class and prompt manner and in accordance with Landlord's constructions rules and regulations ("Construction Rules and Regulations") promulgated by Landlord in connection with the performance of work in the Building, attached hereto as Exhibit F; (b) using new or like-new materials only; (c) by a contractor and in accordance with plans and specifications approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed in accordance with the foregoing terms of this Section 9.2); (d) in accordance with legal requirements (including, without limitation, the obtaining of all necessary permits and licenses) and requirements of any insurance company insuring the Building; (e) after obtaining a workmen's compensation insurance policy approved in writing by Landlord; (f) after delivering to Landlord written, unconditional waivers of mechanics' and materialmen's liens against the Premises, the Building and the Land from all proposed contractors, subcontractors, laborers and material suppliers for all work and materials in connection with such Alteration; and (g) in compliance with such other requirements as Landlord might impose. Prior to the commencement of any such Alterations, Tenant shall deliver to Landlord a copy of all permits required in connection therewith, and upon completion of any such Alterations, Tenant shall furnish to Landlord a copy of the "as built" drawings for such Alterations. Landlord shall have the right, as a condition to approving such Alterations, to require Tenant, at Tenant's sole expense, to enter into maintenance contracts with duly qualified contractors satisfactory to Landlord in all respects providing for good, workmanlike, first-class and prompt maintenance and repair of such Alterations as may be designated by Landlord in its sole and absolute discretion. If any lien (or a petition to establish a lien) is filed in connection with any Alteration, then such lien (or petition) shall be discharged by Tenant at Tenant's expense within twenty (20) days thereafter by the payment thereof or filing of a bond acceptable to Landlord. Landlord's consent to the making of an Alteration shall be deemed not to constitute Landlord's consent to subject its interest in the Premises or the Building or the Land to liens which may be filed in connection therewith.

9.3 If any Alteration is made without Landlord's prior written consent, then Landlord shall have the right, in addition to exercising all other available remedies, at Tenant's expense to remove and correct such Alteration and restore the Premises and the Building to their condition immediately prior thereto or to require Tenant to do the same. Unless Landlord elects otherwise pursuant to this Section 9.3, all Alterations to the Premises or the Building made by either party shall immediately become Landlord's property (provided, however, that during the Lease Term, Tenant shall retain an insurable interest in such Alterations) and shall remain upon and be surrendered with the Premises at the expiration or earlier termination of the Lease Term; provided, however, that Tenant shall have the right to remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings and trade fixtures installed in the Premises solely at Tenant's expense. Notwithstanding anything of the foregoing to the contrary in this Section 9.3, Tenant shall also be required to remove all Alterations to the Premises or the Building and all non-trade fixtures and equipment which Landlord designates in writing for removal (which designation shall be provided to

Tenant contemporaneously with Landlord's consent (if granted) to a proposed Alteration). Notwithstanding anything herein to the contrary, Tenant shall not be required to remove any normal and customary office related Alterations it makes to the Premises. Normal and customary Alterations shall not include: (i) items which would limit the future marketability of the Premises for general office use, or (ii) items which would cost an unreasonable amount for Landlord to remove. It is expressly understood that for purposes of this Lease, all telephone, computer and data cabling installed by or on behalf of Tenant (collectively, "Cabling") and a typical office pantry (limited to refrigerators, microwave ovens, dishwashers and coffee makers) are deemed to be normal and customary Alterations; provided, however, that prior to vacating the Premises, Tenant shall be required to tie-off and label all Cabling above the ceiling grid . Movable furniture, furnishings and trade fixtures shall be deemed to exclude any item which would normally be removed or detached from the Premises with the assistance of any tool or machinery other than a dolly. Landlord shall have the right to repair or replace at Tenant's expense all damage to the Premises or the Building caused by any such removal or to require Tenant to do the same. If any such furniture, furnishing or trade fixture is not removed by Tenant prior to the expiration or earlier termination of the Lease Term, then the same shall, at Landlord's option, become Landlord's property and shall be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right to remove from the Premises at Tenant's expense such furniture, furnishing or trade fixture and any Alteration, non-trade fixture or equipment (which Landlord designates in writing for removal) and any Cabling.

ARTICLE 10
SIGNS

10.1 Landlord will provide the initial listing of Tenant's name in the Building directory, if any, and provide the initial Building-standard suite identification signage near one suite entry door. Tenant shall not paint, affix or otherwise display on any part of the exterior or interior of the Complex, the Land or the Building (or any part of the Premises which is visible from outside the Premises or Building or Complex, including without limitation any glass of any window or door of the Premises) any other sign, advertisement or notice. If any such item, that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant's expense or to require Tenant to do the same.

10.2 Except by United States mail, Tenant shall not distribute any advertisements or notices within the Building or Complex. Landlord reserves the right to prohibit any advertisement which in Landlord's opinion tends to impair the reputation or desirability of the Building or the Complex.

ARTICLE 11
SECURITY DEPOSIT

Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord the Security Deposit to secure Tenant's full and faithful performance of all the obligations herein set forth. Landlord shall not be required to pay interest on the Security Deposit or to maintain the Security Deposit in a separate account. If any sum payable by Tenant to Landlord shall be due and unpaid, or if Landlord makes any payments on behalf of Tenant, or if Landlord suffers any loss, cost or expense as a result of Tenant's non-performance of any obligation or covenant herein, then Landlord, at its option and without limiting any other remedy, may use and apply any part of the Security Deposit to compensate Landlord for the payments not made or the loss, cost or expense suffered by Landlord. Within five (5) business days after written notice of Landlord's use of the Security Deposit, Tenant shall deposit with Landlord cash in an amount sufficient to restore the Security Deposit to its prior amount. Within forty-five (45) days after the later of (a) the expiration or earlier termination of the Lease Term, or (b) Tenant's vacating the Premises, Landlord shall return the Security Deposit less such portion thereof as Landlord may have used to satisfy Tenant's obligations, if any. Landlord shall transfer the Security Deposit to a transferee of the Building or Landlord's interest therein, and following such transfer, such transferee (and not Landlord) shall be liable for its return. The holder of any Mortgage shall not be liable for the return of the Security Deposit unless such holder actually receives the Security Deposit. Tenant shall not transfer or assign the Security Deposit or any interest therein without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

ARTICLE 12
HOLDING OVER

Tenant acknowledges that it is extremely important that Landlord have substantial advance notice of the date on which Tenant will vacate the Premises, because Landlord will (a) require an extensive period to locate a replacement tenant, and (b) plan its entire leasing and renovation program for the Building in reliance on its lease expiration dates. Tenant also acknowledges that if Tenant fails to surrender the Premises at the expiration or earlier termination of the Lease Term, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof far exceed the Base Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term, then the rent shall be increased to equal one and one-half times the then current Base Rent and one hundred percent (100%) of the additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period. Such rent shall be computed by Landlord on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Notwithstanding any other provision of this Lease, Landlord's acceptance of such rent shall not in any manner adversely affect Landlord's other rights and remedies, including Landlord's right to evict Tenant and to recover all damages. Any holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month, provided, however that Landlord may, in addition to its other remedies, elect in its discretion, to treat such holdover as the creation of a month-to-month tenancy with Tenant. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto. Tenant agrees to hold Landlord harmless from and against all loss and damages (excluding consequential damages), which Landlord may suffer or incur in connection with claims by other parties against Landlord arising out of the holding over by Tenant, including, without limitation, reasonable attorneys' fees which may be incurred by Landlord in defense of such claims. Except as otherwise specifically provided in this Article, all terms of this Lease shall remain in full force and effect during any holdover period.

ARTICLE 13
INSURANCE

13.1 At all times during the Term, Landlord shall procure and keep in full force and effect the following insurance:

(a) All-Risk property insurance insuring the Building and all improvements therein (except for those improvements described in 13.2 (a)), and its equipment and common area furnishings, all in such amounts and with such deductibles as Landlord considers appropriate;

(b) Commercial General Liability insurance insuring its interest in the Complex; and

(c) Such other insurance as Landlord reasonably determines from time to time.

13.2 (a) Tenant, at Tenant's expense, at all times during the Term of this Lease will procure, maintain and keep in force all of the following insurance policies and coverages:

(i) Commercial general liability insurance written on an occurrence basis with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate which insures against claims for bodily injury, property damage, personal injury and advertising injury based upon, involving, or arising out of the use, occupancy, or maintenance of the premises. Such insurance shall contain blanket contractual liability, broad form property damage liability, premises/operations and products/completed operations hazards.

(ii) Business auto liability with limits not less than One Million Dollars ($1,000,000) each accident, combined single limit for bodily injury and property damage, on an "any auto" basis for Tenant owned, hired and non-owned. If Tenant has no owned autos, Tenant may provide hired and non-owned coverage.

(iii) Statutory workmen's compensation in forms and amounts required by law and Employer's Liability insurance with limits of not less than Five Hundred Thousand Dollars ($500,000.00) bodily injury by accident – each employee, bodily injury by disease – policy limit, and bodily injury by disease – each employee.

(iv) Umbrella excess liability insurance, on an occurrence basis, that applies excess of the required commercial general liability, business auto liability, liquor liability, and employer liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with limits of not less than Three Million Dollars ($3,000,000) each occurrence and Three Million Dollars ($3,000,000) aggregate.

(v) Special form causes of loss property insurance with a deductible of not greater than $100,000 written in amounts not less than 100% of the actual replacement cost of the Improvements to be constructed or installed on the Premises by Tenant including all personal property, fixtures, inventory, furnishing and equipment including (i) law and ordinance coverage; (ii) equipment breakdown coverage; (iii) business or rental income, actual loss sustained; equal to at least 12 month's rent or 100% of the annual gross earnings from business derived from the

property; (iv) agreed upon or no coinsurance clause; (v) replacement cost valuation. Tenant shall in all instances use the insurance proceeds from such insurance for the replacement of the Improvements and for the restoration of the premises. Landlord and Landlord's mortgagee shall be named as loss payee and mortgagee on the policy.

(vi) To the extent liquor or other alcoholic beverages are offered on the Premises, liquor liability insurance for not less than One Million Dollars ($1,000,000).

(b) All insurance policies obtained and required to be carried by Tenant and Tenant's contractors and subcontractors must satisfy the following requirements:

(i) be issued by and binding upon an insurance company licensed or authorized to do business in the State in which the Premises is located with an A.M. Best's Rating of at least "A-", "VIII" or better unless otherwise acceptable to Landlord and Landlord's mortgagee;

(ii) be primary coverage without right of contribution by any insurance maintained by Landlord;

(iii) contain endorsements providing that such policies may not be reduced, cancelled, materially changed or amended without providing at least thirty (30) days' notice to Landlord and Landlord's mortgagee (or if Tenant's insurer will not commit to provide such notice, Tenant shall notify Landlord in writing within ten (10) days after it receives notice of any such reduction, cancellation or material change or amendment);

(iv) all liability policies of insurance must contain endorsements naming Landlord, Landlord's mortgagee, Landlord's property manager, and each of their respective officers, directors, agents and employees as additional insureds; and

(v) If Tenant fails, neglects, or refuses to maintain the insurance required under this Lease, and such failure continues for ten (10) days after written notice from Landlord, Landlord may procure insurance. Tenant shall reimburse Landlord for any amounts paid by Landlord within thirty (30) days after receipt of notice by Landlord.

(c) Tenant and Tenant's contractors, subcontractors hereunder are solely responsible for the payment of all insurance premiums. Evidence of insurance including endorsements, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord upon execution of this Lease (or prior to the commencement of any work to be performed by the applicable contractor for the coverages required by (b) above) and within ten (10) days following each renewal date. The limits for insurance required by this Lease, or as carried by the Tenant and Tenant's contractors and subcontractors, shall not limit the liability of Tenant or Tenant's contractors and subcontractors or relieve them of any obligation hereunder. Any deductibles selected by Tenant and Tenant's contractors and subcontractors shall be the sole responsibility of Tenant. Landlord reserves the right to require additional coverage or to increase the limits specified above upon written notice to Tenant, but only to the extent same are typically required of similar tenants of similar buildings in the submarket that contains the Building.

(d) The insurance required hereunder by Tenant may be provided through a blanket policy of insurance; provided, however, such blanket policy shall (a) not diminish the amount of insurance that Tenant otherwise is required to carry pursuant to this Lease, (b) specify that all applicable coverages will be available for claims arising from a single location, including, without limitation, the Premises, and (c) be in an amount sufficient to prevent any one of the insureds from becoming a co-insurer within the terms of the applicable policy.

13.3 Landlord, its agent and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 13, are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant's sole expense.

13.4 Notwithstanding that any loss or damage may be due to or result from the negligence of either of the parties hereto, Landlord and Tenant, for themselves and their respective insurers, each waive any and all rights to recover against the other; against any subsidiary or joint venture of such other party; against any other tenant or occupant of the Building or the Complex; or against the officers, directors, shareholders, partners, employees, agents, customers, invitees, or business of such other party, or of such other tenant or occupant of the Building or the Complex, or of any subsidiary or joint venture of such other party, for any loss or damage to the property of such waiving party arising from any cause.

13.5 Tenant shall not do or permit to be done any act or thing upon the Premises, the Building or the Complex which would (a) jeopardize or be in conflict with fire insurance policies covering the Building or the Complex or fixtures and property in the Building or the Complex; (b) increase the rate of fire insurance applicable to the Building or the Complex to an amount higher than it otherwise would be for general office use of the Building or the Complex; or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises. Subject to the foregoing, it is expressly understood that Tenant shall not be responsible for any cancellation or rate increase (i) which is due to factors generally applicable to the insurance or rental market, rather than to Tenant's activities or presence in the Building, or (ii) if Tenant is conducting only the Permitted Use at the Premises, and such use is being conducted in accordance with all applicable laws and in accordance with the provisions of this Lease.

ARTICLE 14
SERVICE AND UTILITIES

14.1 Landlord will furnish to the Premises heating, ventilation and air-conditioning ("HVAC") during normal hours of operation of the Building (except for holidays), and during the seasons they are required in Landlord's reasonable judgment. Landlord shall not be liable for any failure to maintain comfortable atmosphere conditions in all or any portion of the Premises due to excessive heat generated by any equipment or machinery installed by Tenant (with or without Landlord's consent) or due to any impact that Tenant's furniture, equipment, machinery or millwork may have upon the delivery of HVAC to the Premises. For purposes of this Section 14.1, excessive heat shall be deemed to result from (a) the installation of machinery and equipment other than normal office machinery and equipment, in an area not engineered for such office machinery and equipment, or (b) the installation and concurrent operation of a number of normal office machines or pieces of equipment in an area not engineered for such a concentration. For example, a typical office will provide comfortable temperatures for its occupant when a normal personal computer is installed and operated in that office, but it may not do so if an unusually large computer or a number of smaller computers are installed and operated in that office. Landlord shall not be liable for its failure to maintain comfortable atmosphere conditions due to an occupancy load of more than one person per one hundred and fifty (150) square feet. Landlord will provide: standard janitorial service on Monday through Friday only (except for holidays); electricity (with a capacity of not less than eight (8) watts per rentable square foot); water; elevator service; and exterior window-cleaning service. The normal hours of operation of the Building will be 8:00 a.m. to 6:00 p.m. on Monday through Friday (except for holidays), and 9:00 a.m. to 1:00 p.m. on Saturday, and such other hours, if any, as Landlord determines. The term "holidays" as used herein shall include legal public holidays celebrated by the federal government and which Landlord elects to observe for the Building. Landlord reserves the right from time to time during the Lease Term to determine the Building holidays. If Tenant requires air conditioning or heat beyond the normal hours of operation of the Building as set forth above, and provided that Tenant has made prior arrangements with Landlord or Landlord's agent (it is hereby agreed that Tenant will be able to control its own after hours HVAC directly from the Premises, provided that Landlord receives notice thereof by 3:00 p.m. on the weekday such service is needed, and by 3:00 p.m. on the business day before a weekend or holiday such service is needed), Landlord will furnish such air conditioning or heat and Tenant agrees to pay for the same within thirty (30) days following Landlord's written demand therefor in accordance with the then-current schedule of costs and assessments therefor, which schedule shall be published from time to time by Landlord and furnished to Tenant (Tenant hereby acknowledges that Landlord's current charge for the provision of air conditioning or heat beyond the normal hours of operation of the Building is, on a per floor basis, Forty Six and 50/100 Dollars ($46.50) per hour (or portion thereof) per HVAC unit activated if two (2) HVAC units are required to be activated and Thirty Six and 50/100 Dollars ($36.50) per hour (or portion thereof) if only one (1) HVAC unit is required to be, as such charge may be hereafter increased by increases in the actual cost of providing such service (including, without limitation, increases in labor and overhead costs); provided, however, that in no event shall such charges be increased prior to the commencement of the second Lease Year. In the event after-hours air-conditioning or heating is requested by other tenant(s) of such floor in addition to Tenant, the charge therefor shall be prorated among all requesting tenants on such floor, based upon the number of units activated and the respective square footages of the premises leased by such tenants on that floor requesting after-hours service. Except as otherwise specified herein, Landlord shall not be required to furnish services and utilities during hours other than the normal hours of operation of the Building. Subject to emergency conditions and repairs, Landlord agrees that Tenant shall have access to the Premises 24-hours per day, 7-days per week. Landlord shall, at Landlord's cost, supply Tenant with one (1) Building access card for each employee working at the Premises as of the Rent Commencement Date (provided, however, not to exceed twelve (12) access cards); any additional or replacement cards or passes shall be at the cost of Tenant.

14.2 Landlord may install checkmeters to electrical circuits to verify that Tenant's electricity consumption is not excessive; provided, however, that if Tenant installs or utilizes any supplemental HVAC equipment, then a checkmeter will be installed by Landlord at Tenant's cost and expense. If Tenant consistently utilizes the equipment in the Premises beyond the normal Building hours of operation as specified above in Section 14.1, such consumption of electricity shall be deemed excessive. A total average monthly consumption of electricity over a six (6) month period in excess of eight (8) watts per rentable square foot for the Premises, including lighting and power for Tenant's outlets, equipment and machinery, shall be deemed excessive. If such checkmeters indicate that such consumption is excessive, then Tenant shall reimburse Landlord for the cost of installing such checkmeters and Landlord may install at Tenant's expense submeters (or similar measuring devices) to ascertain Tenant's actual electricity consumption, and thereafter Tenant shall pay Landlord promptly following written demand therefor for such consumption at the then-current price per kilowatt hour charged Landlord by the utility company.

14.3 Tenant shall reimburse Landlord promptly following written demand therefor for the cost of any excess or disproportionate utility usage in or in connection with the Premises (including without limitation in connection with any supplemental HVAC system serving solely the Premises, and such costs to include, but not be limited to, the costs of water, electricity, natural gas, sewer and chiller usage). Excess and/or disproportionate usage shall be determined by Landlord (in consultation with its mechanical engineer) and pursuant to measurement of such usage by Landlord's energy management system.

14.4 Landlord reserves the right to curtail or suspend any utility, service or Building system when necessary or desirable in the reasonable judgment of Landlord, by reason of accident, emergency, repairs, alterations, replacements or improvements or any other reason whatsoever, until such cause has been removed or remedied. In the event of Landlord's failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder, Landlord shall not have any liability to Tenant; provided, however, that Landlord shall use good faith efforts to restore such failure or inability so long as such failure or inability is within Landlord's reasonable control. Notwithstanding the foregoing, if any interruption of utilities or services, which is due to the negligence or intentional misconduct of Landlord, its agents, employees, or contractors shall continue for more than seven (7) consecutive days and shall render the Premises untenantable for the normal operation of Tenant's business, and if Tenant does not in fact

use or occupy the Premises during such seven (7) consecutive day period, then all rent payable hereunder with respect to the Premises shall be abated from the end of such seven (7) consecutive day period until the service or utility is restored and use of the Premises is restored to Tenant.

14.5 If any public utility or governmental body requires Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements whether or not the utilities and services referred to in this Article 14 are thereby reduced or otherwise affected, without any abatement, deduction, setoff rebate or adjustment to the Base Rent or additional rent payable hereunder.

14.6 During the term of the Lease, Landlord shall also provide a common area conference room facility and an unstaffed fitness facility for use primarily by tenants of the Complex, the quality of which shall be similar to the quality of "tenant only" fitness facilities in comparable Buildings (the operating costs for which will be included in Operating Charges); Tenant's use of the conference room and the fitness facility (a) shall be subject to such reasonable rules and regulations as Landlord shall from time to time promulgate, and (b) shall be free of charge to Tenant during the normal operating hours of the Building (Tenant hereby agrees it shall be charged a fixed fee of $150.00 for the after-hours use of the conference room facility (as such charge may be adjusted, from time to time, by Landlord)).

ARTICLE 15
LIABILITY OF LANDLORD

15.1 Landlord, its employees and agents shall not be liable to Tenant, any Invitee or any other person or entity for any damage (including indirect and consequential damage), injury, loss or claim (including claims for the interruption of or loss to business) based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including without limitation the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewerage, or plumbing or mechanical equipment or apparatus, termination of this Lease by reason of damage to the Premises or the Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity, failure or inability to furnish any service specified in this Lease, and leakage in any part of the Premises or the Building from water, rain, ice, snow or other cause that may leak into, or flow from, any part of the Premises or the Building or the Land, or from drains, pipes or plumbing fixtures in the Premises or the Building or the Land. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement. Any property placed by Tenant or Invitees in or about the Premises, the Building, the Complex or the Land shall be at the sole risk of Tenant, and Landlord shall not in any manner be responsible therefor. If any employee of Landlord receives any package or article delivered for Tenant, then such employee shall be acting as Tenant's agent for such purpose and not as Landlord's agent. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person caused by Landlord's willful misconduct or negligence to the extent such injury is not covered by insurance (a) carried by Tenant or such person, or (b) required by this Lease to be carried by Tenant; provided, however, that in no event shall Landlord have any liability for any loss to Tenant's business or any other indirect losses or consequential or punitive damages. Notwithstanding anything to the contrary contained herein, in no event shall Tenant have any liability for any consequential or punitive damages under this Lease.

15.2 (a) Except for any injury to persons or damage to property that is caused by or results from the negligence or deliberate act of Landlord, its employees, or agents, and subject to the provisions of Section 13.4 above, Tenant shall indemnify and hold Landlord, Landlord's wholly-owned subsidiaries and the employees and agents of Landlord and Landlord's wholly-owned subsidiaries (hereinafter collectively referred to as the "Indemnified Parties" and individually as an "Indemnified Party") harmless from and against, any and all demands, claims, causes of action fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys' fees incurred in connection with or arising from: (a) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (b) any activity, work, or thing done or permitted by Tenant in or about the Premises, the Building, or the Complex; (c) any breach by Tenant or its employees, agents, contractors, or invitees of this Lease; (d) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees entering upon the Premises under the express or implied invitation of Tenant; and (e) any alleged violation by Tenant of the Americans with Disabilities Act of 1990 (as amended) or related regulations promulgated in connection therewith and/or any other law, rule, code, or regulation. If any action or proceeding is brought against an Indemnified Party by reason of the foregoing, Tenant upon written notice from such Indemnified Party, shall defend the same at Tenant's expense, with counsel reasonably satisfactory to Landlord.

(b) Except for any injury to persons or damage to property that is caused by or results from the negligence or deliberate act of Tenant, its employees, or agents, and subject to the provisions of Section 13.4 above, Landlord shall indemnify and hold Tenant harmless from and against, any and all demands, claims, causes of action fines, penalties, damages, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys' fees incurred in connection with or arising from: (a) any breach by Landlord or its employees, agents, contractors, or invitees of this Lease and (b) Landlord's willful misconduct or gross negligence which proximately causes any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees. If any action or proceeding is brought against Tenant by reason of the foregoing, Landlord upon written notice from Tenant, shall defend the same at Landlord's expense.

15.3 If any landlord hereunder transfers the Building or such landlord's interest therein to a party that has expressly assumed the obligations and liabilities of Landlord thereafter arising under this Lease, then such landlord shall not be liable for any obligation or liability based on or arising out of any event or condition occurring after such transfer. Tenant shall attorn to such transferee and, within ten (10) business days after request, shall execute, acknowledge and deliver any document submitted to Tenant confirming such attornment.

15.4 Tenant shall not have the right to offset or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord. Tenant's sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

15.5 If Tenant or any Invitee is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord's estate and interest in the Building and the Land (and all rent, sale or other proceeds therefrom). No other asset of Landlord, any partner, director or officer of Landlord (collectively, "Officer") or any other person or entity shall be available to satisfy or subject to such judgment, nor shall any Officer or other person or entity have personal liability for satisfaction of any claim or judgment against Landlord or any Officer.

15.6 Tenant, as a material part of the consideration to Landlord for this Lease, by this Section 15.6 waives and releases all claims against the Indemnified Parties with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.

ARTICLE 16
RULES

16.1 Tenant and Invitees shall observe the rules specified in Exhibit D attached hereto. Tenant and Invitees shall also observe any other rule that Landlord may promulgate for the operation or maintenance of the Building, provided that notice thereof is given and such rule is not inconsistent with the provisions of this Lease. Landlord shall have no duty to enforce such rules or any provision of any other lease against any other tenant.

ARTICLE 17
DAMAGE OR DESTRUCTION

17.1 If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially untenantable, then Landlord shall repair and restore the Premises (except as hereinafter provided) and the Building to substantially the same condition in which they were in prior to such damage or destruction; provided, however, that if in Landlord's judgment such repair and restoration cannot be completed within one hundred eighty (180) days after the occurrence of such damage or destruction (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits), then Landlord shall have the right, at its sole option, to terminate this Lease as of the sixtieth (60th) day after such damage or destruction by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction. If the Premises or any part thereof are damaged or destroyed by fire or any other cause, Tenant shall give prompt notice thereof to Landlord. Tenant shall be responsible for any additional expenses incurred in the event that Tenant does not promptly provide such notice. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable after such damage or destruction) and paid to the date of termination. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay the Base Rent and additional rent only for the portion of the Premises that is usable while such repair and restoration are being made, provided, however, that if such damage or destruction was caused by the negligence or willful misconduct of Tenant or any Invitee, then Tenant shall not be entitled to any such rent reduction. If this Lease is not terminated as a result of such damage or destruction, then Landlord shall bear the expenses of such repairs and restoration of the Premises and the Building; provided, however, that if such damage or destruction was caused by the gross negligence or willful misconduct of Tenant or any Invitee, then Tenant shall pay the amount of Landlord's property insurance deductible. Notwithstanding anything herein to the contrary, Landlord shall have the right to terminate this Lease if (a) Landlord's insurance is insufficient to pay the full cost of such repair and restoration, (b) the holder of any Mortgage fails or refuses to make such insurance proceeds available for such repair and restoration, (c) zoning or other applicable laws or regulations do not permit such repair and restoration, or (d) the Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, In its sole and absolute discretion, not to rebuild or reconstruct the Building. In any restoration or repair of the Premises, in no event shall Landlord be required to repair or restore any work and materials not deemed by Landlord to be building standard work and materials, any Alteration previously made by Tenant or any of Tenant's trade fixtures, furnishings, equipment or personal property.

17.2 If, within forty-five (45) days after the occurrence of the damage or destruction described in Section 17.1, Landlord determines that the repairs and restoration cannot be substantially completed within two hundred seventy (270) days after date of such damage or destruction, and provided Landlord does not elect to terminate this Lease pursuant to this Article 17, then Landlord shall promptly notify Tenant of such determination. For a period continuing through the thirtieth (30th) day after receipt of such notice, Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord. If Tenant does not elect to terminate this Lease within such period, and provided Landlord does not elect to terminate this Lease, then Landlord shall proceed to repair and restore the Premises and the Building. Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease pursuant to this Section 17.2 if the negligence or willful misconduct of Tenant, its agents or employees, shall have been the cause of such damage or destruction.

17.3 If (i) neither party terminates this Lease pursuant to the terms of this Section 17, and (ii) Landlord fails to restore the Premises (and/or access thereto) in accordance with the terms of this Section 17 within two hundred seventy (270) days from the date of the casualty, then Tenant shall have the right, during the thirty (30) day period immediately following the expiration of such two hundred seventy (270) day period, to terminate this Lease by delivering a termination notice to Landlord, specifying an effective date, not less than thirty (30) nor more than ninety (90) days after the giving of such termination notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term, unless Landlord has substantially completed such restoration prior to such effective termination date, in which event this Lease shall remain in full force and effect.

ARTICLE 18
CONDEMNATION

18.1 If one-third or more of the Premises or occupancy thereof shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, "condemned"), then this Lease shall terminate on the date title vests in such authority and rent shall be apportioned as of such date. If less than one-third of the Premises or occupancy thereof is condemned, then this Lease shall continue in full force and effect as to the part of the Premises not condemned, except that as of the date title vests in such authority Tenant shall not be required to pay the Base Rent and additional rent with respect to the part of the Premises condemned. Notwithstanding anything herein to the contrary, if any portion of the Land or the Building is condemned, and the nature, location or extent of such condemnation is such that Landlord elects, in its sole and absolute discretion, to demolish the Building (in whole or in part), then Landlord may terminate this Lease by giving sixty (60) days prior written notice of such termination to Tenant at any time after such condemnation and this Lease shall terminate on the date specified in such notice and rent shall be adjusted to such date.

18.2 All awards, damages and other compensation paid by such authority on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or the authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for the value of furnishings and trade fixtures installed in the Premises at Tenant's expense and for relocation expenses, provided that such claim is stated separately from any award to Landlord and provided further that such claim shall in no way diminish the award, damages or compensation otherwise payable to Landlord in connection with such condemnation.

ARTICLE 19
DEFAULT

19.1 An "Event of Default" is any one or more of the following: (a) Tenant's failure to make when due any payment of the Base Rent, additional rent or other sum due hereunder, which failure continues for five (5) days after Landlord delivers written notice thereof to Tenant; (b) Tenant's failure to perform or observe any term, covenant or condition of this Lease not otherwise specifically described in this Section 19.1, which failure continues for twenty (20) days after Landlord delivers written notice thereof to Tenant (or if such other default is of such a nature that it cannot be completely cured within said twenty (20) days, if Tenant fails to commence to cure within said twenty (20) days and thereafter proceeds with reasonable diligence and in good faith to complete the cure within the ensuring 30-additional days); provided, however, that such cure period shall not be applicable if in Landlord's sole and absolute discretion, such failure raises a life/safety issue with respect to the Building or its occupants or visitors, including but not limited to, a threat of personal injury or continuing physical injury to the Building, or if such failure is affecting another tenant's use or occupancy of the Building or its premises, (c) Intentionally Deleted; (d) an Event of Bankruptcy as specified in Article 20; (e) Tenant's dissolution or liquidation; (f) any subletting, assignment, transfer, mortgage or other encumbrance of the Premises or this Lease not permitted by Article 7; or (g) Tenant's failure to perform or observe any term, covenant or condition of Section 6.3.

19.2 If there shall be an Event of Default, including an Event of Default prior to the Rent Commencement Date, then the provisions of this Section shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may re-enter, terminate Tenant's right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, any other notice to quit or of Landlord's intention to reenter the Premises being expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under applicable laws, by such other proceedings, including re-entry and possession, or by using such force as may be necessary. If Landlord elects to terminate this Lease and/or elects to terminate Tenant's right of possession, then everything in this Lease to be done by Landlord shall cease, without prejudice, however, to Tenant's liability for all rent and other sums due hereunder. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for Tenant's default) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant's obligations be diminished by reason of Landlord's failure to relet the Premises or collect any rent due upon such reletting. If Landlord relets the Premises and collects rent in excess of the Base Rent and additional rent owed by Tenant hereunder, Landlord shall be entitled to retain any such excess and Tenant shall not be entitled to a credit therefor. Whether or not this Lease is terminated, Tenant nevertheless shall remain liable for the Base Rent, additional rent and damages which may be due or sustained, and all costs, fees and expenses (including without limitation reasonable attorneys' fees, brokerage fees and expenses incurred in placing the Premises in first-class rentable condition) incurred by Landlord in pursuit of its remedies and in renting the Premises to

others (including the granting of concessions (such as rental abatements and improvement allowances) to any such replacement tenant) from time to time (collectively the "Costs of Reletting"; provided, however, that Tenant shall only be responsible for such Costs of Reletting relating to the reletting of the Premises that are allocable to the Term (i.e., based on a fraction the numerator of which is the number of months remaining in the Term and the denominator of which is the number of months in the term of any replacement lease). In addition, in the event the Costs of Reletting relate to portions of the Building beyond the Premises, such costs shall be prorated (based on a fraction the numerator of which is the number of rentable square feet of the Premises and the denominator of which is the number of rentable square feet in the entire relet premises)). Tenant shall be liable for all rent that would have applied to any period of occupancy of the Premises (whether or not any such period has elapsed) for which Tenant was hereunder granted occupancy without any obligation to pay such rent (if any). Tenant shall also be liable for additional damages which at Landlord's election shall be either: (a) an amount equal to the Base Rent and additional rent which would have become due during the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent payable as a result of any failure of such other person to perform any of its obligations), in which case such damages shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant's default and continuing until the date on which the Lease Term would have expired but for Tenant's default (provided, however, that separate suits may be brought to collect any such damages for any month(s), and such suits shall not in any manner prejudice Landlord's right to collect any such damages for any subsequent month(s), or Landlord may defer any such suit until after the expiration of the Lease Term, in which event such suit shall be deemed not to have accrued until the expiration of the Lease Term), or (b) an amount equal to the present value (as of the date of Tenant's default) of the sum of (i) the difference between (A) all Base Rent and additional rent which would have become due through the date on which the Lease Term would have expired but for Tenant's default less (B) the fair market rental value of the Premises over the same period, plus (ii) the expenses actually incurred and, to the extent not yet incurred, reasonably projected by Landlord in connection with the reletting of the Premises, which damages shall be payable to Landlord in a lump sum on demand. For purpose of this Section, present value shall be computed by discounting at a rate equal to one (1) whole percentage point above the discount rate then in effect at the Federal Reserve Bank nearest to the Building. Tenant waives any right of redemption, re-entry or restoration of the operation of this Lease under any present or future law, including any such right which Tenant would otherwise have if Tenant shall be dispossessed for any cause. As used in the preceding sentence, the words "redemption", "reentry", "retention", and "dispossessed" shall not be deemed restricted to their technical or legal meanings. Whether or not this Lease and/or Tenant's right of possession is terminated, Landlord shall have the right to terminate by written notice any renewal or expansion right contained in this Lease and to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. Landlord agrees to use commercially reasonable efforts to mitigate its damages and relet the Premises provided that (i) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Complex, (ii) Landlord shall have the right (but not any obligation whatsoever) to divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate, (iii) Landlord shall not have any obligation to use efforts other than commercially reasonable efforts under the circumstances to collect rental after any such reletting, and (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, upon such terms as it deems appropriate, and may grant any rental or other lease concessions as is commercially reasonable, including free rent.

19.3 Landlord's rights and remedies set forth in this Lease are cumulative and in addition to Landlord's other rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Lease. Landlord's exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord's delay or failure to exercise or enforce any of Landlord's rights or remedies or Tenant's obligations shall not constitute a waiver of any such rights, remedies or obligations. Landlord shall not be deemed to have waived any default unless such waiver expressly is set forth in an instrument signed by Landlord. Any such waiver shall not be construed as a waiver of any covenant or condition except as to the specific circumstances described in such waiver. Neither Tenant's payment of an amount less than a sum due nor Tenant's endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord may accept the same without prejudice to Landlord's right to recover the balance of such sum or to pursue other remedies. Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

19.4 If more than one natural person and/or entity shall constitute Tenant or any Guarantor, then the liability of each such person or entity shall be joint and several. If Tenant or any Guarantor is a general partnership or other entity the partners or members of which are subject to personal liability, then the liability of each such partner or member shall be joint and several.

19.5 If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, and such failure continues beyond any applicable notice and cure periods, then Landlord may, but shall not be required to, make such payment or do such act. Landlord's taking such action shall not be considered a cure of such failure by Tenant nor prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such failure. If Landlord elects to make such payment or do such act, then all reasonable expenses incurred, plus interest thereon at the Default Rate (as hereinafter defined) from the date incurred to the date of payment thereof by Tenant, shall constitute additional rent. The Default Rate shall equal the rate per annum which is the greater of (i) twelve percent (12%) or (ii) four (4) whole percentage points above the prime rate published from time to time in the Money Rates section of the *Wall Street Journal*, unless a lesser rate shall then be the maximum rate permissible by law, in which event such lesser rate shall be charged.

19.6 If Tenant fails to make any payment of the Base Rent, additional rent or any other sum payable to Landlord on or before the fifth (5th) day following the date such payment due and payable, then Tenant shall pay a late charge equal to seven percent (7%) of the amount of such payment. Such payment and any such late charge shall bear

interest at the Default Rate from the date such payment or charge was due to the date such payment or charge was paid. Notwithstanding the foregoing, Landlord hereby agrees to waive the first such late charge and interest payment due and payable during the Term of this Lease, so long as Tenant pays such overdue sum within five (5) days following Landlord's written notice. In the event of Landlord's election not to allow a cure of a repeated default, Landlord shall have all the rights and remedies provided herein and by law. f Tenant shall deliver to Landlord a check that is returned unpaid for any reason, such payment shall be deemed never to have been made and, additionally, Tenant shall pay Landlord One Hundred Dollars ($100.00) for Landlord's expense in connection therewith (plus any out-of-pocket expenses incurred in connection therewith) and said charge shall be payable to Landlord within thirty (30) days following Landlord's written demand therefor.

19.7 Intentionally Deleted.

ARTICLE 20
BANKRUPTCY

20.1 An Event of Bankruptcy is: (a) Tenant's, a Guarantor's or any general partner (a "General Partner") of Tenant's becoming Insolvent, as that term is defined in Title II of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state (the "Insolvency Laws"); (b) appointment of a receiver or custodian for any property of Tenant, a Guarantor or a General Partner, or the institution of a foreclosure or attachment action upon any property of Tenant, a Guarantor or a General Partner; (c) filing of a voluntary petition by Tenant, a Guarantor or a General Partner under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against Tenant, a Guarantor or a General Partner as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within thirty (30) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) Tenant's, a Guarantor's or a General Partner's making or consenting to an assignment for the benefit of creditors or a composition of creditors; (f) a material and adverse change in the financial condition or status of Tenant, a General Partner or Guarantor; or (g) an admission by Tenant or a Guarantor of its inability to pay debts as they become due. At any time upon not less than ten (10) business days' prior written notice (but not more than once in any Lease Year), Tenant shall submit such information as Landlord may request concerning the financial condition of Tenant, any Guarantor or any General Partner. Tenant warrants that all such information heretofore and hereafter submitted is and shall be correct and complete. Landlord agrees to maintain all such financial statements on a strictly confidential basis; provided, however that Landlord shall be entitled to share such financial statements with Landlord's investors or lenders or prospective investors or lenders, employees, attorneys, accountants and other representatives of Landlord provided any such party shall similarly agree to maintain such financial statements on a strictly confidential basis.

20.2 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article 19; provided, however, that while a case (the "Case") in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord's right to terminate this Lease shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, "Trustee") to assume or assign this Lease pursuant to the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for all damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Tenant as debtor in possession or Tenant's assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee fails to assume or assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case, then Trustee shall be deemed to have rejected this Lease. Adequate assurance of future performance shall require that, at a minimum, all of the following minimum criteria be met: (1) Tenant's gross income (as defined by generally accepted accounting principles) during the thirty (30) days preceding the filing of the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (2) Both the average and median of Tenant's monthly gross income (as defined by generally accepted accounting principles) during the seven (7) months preceding the filing of the Case must be greater than ten (10) times the next monthly installment of the Base Rent and additional rent; (3) Trustee must pay its estimated pro rata share of the cost of all services performed or provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the Base Rent) in advance of the performance or provision of such services; (4) Trustee must agree that Tenant's business shall be conducted in a first-class manner, and that no liquidating sale, auction or other non-first-class business operation shall be conducted in the Premises; (5) Trustee must agree that the use of the Premises as stated in this Lease shall remain unchanged and that no prohibited use shall be permitted; (6) Trustee must agree that the assumption or assignment of this Lease shall not violate or affect the rights of other tenants in the Building and the Complex; (7) Trustee must pay at the time the next monthly installment of the Base Rent is due, in addition to such installment, an amount equal to the monthly installments of the Base Rent and additional rent due for the next six (6) months thereafter, such amount to be held as a security deposit; (8) Trustee must agree to pay, at any time Landlord draws on such security deposit, the amount necessary to restore such security deposit to its original amount; and (9) all assurances of future performance specified in the Bankruptcy Code must be provided.

ARTICLE 21
SUBORDINATION

21.1 This Lease is subject and subordinate to the lien, provisions, operation and effect of the first mortgage, deed of trust, or other security instrument which may now or hereafter encumber the Building or the Land (the "Mortgage"), to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. The holder of the Mortgage to which this Lease is subordinate shall have the right at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage and Tenant shall execute, acknowledge and deliver all confirming documents required by such holder.

21.2 In confirmation of the foregoing subordination, Tenant shall at Landlord's request promptly execute any requisite or appropriate document within ten (10) days after request therefor. Tenant waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or Tenant's obligations in the event any such foreclosure proceeding is prosecuted or completed or in the event the Land, the Building or Landlord's interest therein is sold at a foreclosure sale or by deed in lieu of foreclosure. If this Lease is not extinguished upon such sale or by the purchaser following such sale, then, at the request of such purchaser, Tenant shall attorn to such purchaser and shall recognize such purchaser as the landlord under this Lease. Upon such attornment such purchaser shall not be (a) bound by any payment of the Base Rent or additional rent more than one (1) month in advance, (b) bound by any amendment of this Lease made without the consent of the holder of the Mortgage existing as of the date of such amendment (except for those amendments permitted to be made by Landlord without the holder of such Mortgage's consent pursuant to the terms of the loan documents between Landlord and the holder of such Mortgage), (c) liable for damages for any breach, act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord. Within ten (10) business days after receipt, Tenant shall execute, acknowledge and deliver any requisite or appropriate document submitted to Tenant confirming such attornment.

21.3 If any lender providing financing secured by the Building requires as a condition of such financing that modifications to this Lease be obtained, and provided that such modifications (a) are reasonable, (b) do not adversely affect in a material manner Tenant's use of the Premises as herein permitted, and (c) do not increase the rent and other sums to be paid by Tenant, then Landlord may submit to Tenant an amendment to this Lease incorporating such modifications. Tenant shall execute, acknowledge and deliver such amendment to Landlord within ten (10) business days after receipt.

ARTICLE 22
COVENANTS OF LANDLORD

22.1 Landlord covenants that so long as Tenant is not in default hereunder beyond any applicable notice and cure periods, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy possession of the Premises without hindrance by Landlord or anyone claiming through Landlord. Landlord covenants that it has the right to make this Lease for the term aforesaid and that prior to its execution of this Lease Landlord has obtained all requisite consents to its execution and performance of its obligations hereunder.

22.2 Landlord reserves the right to (a) change the street address or name of the Building or the Complex (and in such event within ten (10) days following written demand including evidence of the costs incurred, Landlord shall reimburse Tenant the cost (not to exceed $1,500.00) incurred to change its address on its website, business cards, envelopes, stationery and other similar items); (b) change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and the Complex, and, in connection with such work, to temporarily close door entry ways, common or public spaces and corridors of the Building or the Complex so long as the Premises remain reasonably accessible; (c) erect, use and maintain pipes and conduits in and through the Premises; (d) grant to anyone the exclusive right to conduct any particular business in the Building or the Complex not inconsistent with the permitted use of the Premises; (e) use or lease exclusively the roof areas, the sidewalks and other exterior areas; (f) resubdivide the Land or to combine the Land with other lands and to allocate or re-allocate Real Estate Taxes accordingly; (g) construct improvements (including, without limitation additional buildings within the Complex) in the land areas of the Complex; (h) construct improvements (including kiosks) on the Land and in the public and common areas of the Building; (i) relocate or change roads, driveways and parking areas and to alter the means of access to all or any portion of the Building or Complex; (j) install and display signs, advertisements and notices on any part of the exterior or interior of the Building; (k) install such access control systems and devices as Landlord deems appropriate; (l) create easements over the Premises and in the entrances, aisles and stairways of any parking areas for utilities, telephone lines, sanitary sewer, storm sewer, water lines, pipes, conduits, drainage ditches, sidewalks, pathways, emergency vehicles, and ingress and egress for the use and benefit of others, without Tenant joining in the execution thereof and the Lease shall automatically be subject and subordinate thereto; and (m) alter the site plan, landscaping, walkways and common areas outside the Building within the context of general site improvements, repairs and maintenance. Exercise of any such right shall not be considered a constructive eviction, a breach of Landlord's covenant of quiet enjoyment, or a disturbance of Tenant's business or occupancy. Landlord shall exercise its rights pursuant to this Section 22 in such a manner so as to minimize interference with Tenant's use and enjoyment of the Premises, recognizing that any such work inside the Premises which results in sustained loud noise (e.g., jack-hammering, core drilling, etc.) or which causes significant dust (appropriate "curtain" barriers to mitigate dust migration shall be implemented) or which produces noxious odors shall be done outside of normal hours of operation of the Building, excluding emergency situations. Whenever there is an interruption in the Building services that is attributable to repairs, alterations or changes being made by Landlord in or to the Premises or the Building (or its systems) Landlord shall: (i) give reasonable notice, when practicable, to Tenant of the anticipated commencement, duration and nature of the interruption; and (ii) proceed with reasonable diligence to perform the work, and to eliminate the interruption as promptly as reasonably practical.

ARTICLE 23
GENERAL PROVISIONS

23.1 Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or the Building or the Land except as expressly set forth herein, and no right is being acquired by Tenant except as expressly set forth herein. This Lease contains the entire agreement of the parties and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties and discussions between the parties. This Lease may be changed in any manner only by an instrument signed by both parties.

23.2 Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant and in no event shall Tenant be deemed to be an agent of Landlord in connection with this Lease.

23.3 Landlord and Tenant each warrants that in connection with this Lease it has not employed or dealt with any broker, agent or finder other than the Broker(s). Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any other broker, agent or finder employed by Tenant or with whom Tenant has dealt.

23.4 From time to time upon ten (10) business days' prior written notice, Tenant and each subtenant, assignee or occupant of Tenant shall execute, acknowledge and deliver to Landlord and any designee of Landlord a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which rent and any other charges have been paid; (c) that Landlord is not in default in the performance of any obligation (or specifying the nature of any default); (d) the address to which notices are to be sent; (e) that this Lease is subject and subordinate to all Mortgages; (f) that Tenant has accepted the Premises and all work thereto has been completed (or specifying the incomplete work); and (g) such other matters as Landlord may request. Any such statement may be relied upon by any owner of the Building or the Land, any prospective purchaser of the Building or the Land, the holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and Tenant's failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing secured by the Building.

23.5 LANDLORD, TENANT, GUARANTORS AND GENERAL PARTNERS WAIVE TRIAL BY JURY IN ANY ACTION, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE LANDLORD-TENANT RELATIONSHIP, TENANT'S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE. Tenant consents to service of process and any pleading relating to any such action at the Premises; provided, however, that nothing herein shall be construed as requiring such service at the Premises. Landlord, Tenant, all Guarantors and all General Partners waive any objection to the venue of any action filed in any court situated in the jurisdiction in which the Building is located and waive any right under the doctrine of forum non conveniens or otherwise to transfer any such action filed in any such court to any other court.

23.6 All notices or other required communications shall be in writing and shall be deemed duly given only when delivered in person (with receipt therefor), or when sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (a) if to Landlord, at the Landlord Address for Notices, with a copy to Laurence Roscher, Esq., Roscher & Associates, P.C., 7910 Woodmont Avenue, Suite 1320, Bethesda, MD 20814; (b) if to Tenant, at the Tenant Address for Notices. Either party may change its address for the giving of notices by notice given in accordance with this Section. If Landlord or the holder of the Mortgage notifies Tenant that a copy of each notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, and no such notice shall be considered duly sent unless such copy is so sent to such holder. If Tenant claims that Landlord has breached any obligation, then Tenant shall send such holder notice specifying the breach and permit such holder a reasonable opportunity to cure the breach.

23.7 Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision or its application to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar thereto, and the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected.

23.8 Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require.

23.9 The provisions of this Lease shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting.

23.10 Upon reasonable notice to Tenant under the circumstances (except in the event of emergencies when no notice be given) Landlord and its designees may enter the Premises at any time, without charge therefor and without diminution of the rent payable by Tenant, to examine, inspect or protect the Premises and the Building, to make such alterations or repairs as Landlord may deem necessary, and (during the last six (6) months of the Lease Term) to exhibit the Premises. Landlord shall exercise its rights pursuant to this Section 23.10 in such a manner so as to minimize interference with Tenant's business operations in the Premises.

23.11 This Lease shall be governed by the laws of the jurisdiction in which the Building is located.

23.12 Headings are used for convenience and shall not be considered when construing this Lease.

23.13 The submission of a copy of this document to Tenant shall not constitute an offer or option to lease. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

23.14 Time is of the essence with respect to each obligation of Landlord and Tenant.

23.15 This Lease may be executed in multiple counterparts, each of which is deemed an original and all of which constitute one and the same document.

23.16 Neither this Lease nor a memorandum thereof shall be recorded.

23.17 Landlord reserves the right to make reasonable changes to the plans and specifications for the Building without Tenant's consent, provided such changes do not alter the character of the Building as a first-class office building.

23.18 Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable, shall be considered additional rent payable pursuant to this Lease and paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

23.19 Landlord's and Tenant's liabilities existing as of the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

23.20 If Landlord or Tenant is in any way delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, shortages or inability to procure labor or materials, strikes, lockouts, labor difficulties, riots, explosions, sabotage, accidents, legal requirements, governmental restrictions, enemy action, civil commotion, fire or other casualty, pandemics or other health emergencies, or any causes beyond the reasonable control of Landlord or Tenant (whether similar or dissimilar to the foregoing events) (all of the foregoing are referred to herein as "Force Majeure Events"), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for the time necessary to compensate for the period of such delay or prevention.

23.21 The deletion of any printed, typed or other portion of this Lease shall not evidence an intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

23.22 Intentionally Deleted.

23.23 The person executing this Lease on Tenant's behalf warrants that such person is duly authorized to so act. If more than one (1) party constitutes Tenant hereunder, the liability of each such party shall be joint and several for all purposes hereunder.

23.24 Landlord shall have the right to change the location and configuration of the Premises subject to the following terms and conditions: (a) if Tenant has commenced beneficial use of the Premises, then Landlord shall provide Tenant not less than thirty (30) days' advance written notice of the date Tenant must vacate the Premises; (b) Landlord shall provide Tenant with substitute space of a generally similar nature and size elsewhere in the Building or the Complex (the "Substitute Premises"); and (c) Landlord shall at Landlord's expense (1) remove Tenant's equipment and furniture from the Premises and reinstall them in the Substitute Premises; and (2) redecorate the Substitute Premises in a manner substantially similar to the manner in which the Premises were decorated. Within ten (10) days after Landlord submits an amendment of this Lease indicating the location and configuration of the Substitute Premises, Tenant shall execute such amendment. .

23.25 Landlord shall have the right in its sole discretion (i) to designate the location of non-smoking and/or smoking areas in or about the Building, and/or (ii) to declare the entire Building a smoke-free/non-smoking Building.

23.26 If any Base Rent or additional rent is collected by or through an attorney or if Landlord requires the services of an attorney to cause Tenant to cure any default, to evict Tenant or to pursue any other remedies to which Landlord is entitled hereunder, Tenant shall pay the reasonable fees of such attorney (including in-house attorneys) together with all reasonable costs and expenses incurred by Landlord in connection with such matters, whether or not any legal proceedings have been commenced. In the event of any litigation relating to this Lease, , the non-prevailing party shall be liable for all reasonable third party costs and expenses sustained by the prevailing party in such litigation, including but not limited to reasonable attorneys' fees and expenses, costs of collection and court costs.

23.27 Tenant represents that the financial statement(s) dated as of December 31, _____ and previously delivered to Landlord is (are) a true, complete and accurate presentation as of the date hereof of all of the assets, liabilities and net worth of Tenant or the Guarantor. Tenant acknowledges that as a material inducement for entering into this Lease, Landlord is relying on the accuracy of this information.

23.28 This Lease, for purposes of applicable law, shall be deemed a deed of lease executed under seal.

23.29 Landlord and Tenant hereby warrant, represent and covenant that neither Landlord nor Tenant (i) is, nor will either become, a person or entity with whom U.S. persons or entities are restricted from doing business with under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including

those named on OFAC's Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, (ii) is, nor will either become, a person or entity with whom U.S. persons or entities are restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulation or orders thereunder and (iii) is knowingly engaged in or will engage in any dealings or transactions or be otherwise associated with such persons or entities described in (i) and (ii) above.

23.30 Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

ARTICLE 24
PARKING

24.1 Provided that Tenant is leasing the Premises and is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall have the right to purchase from the garage operator the Parking Permits (as defined in Section 1.14 hereinabove) for the non-exclusive and unreserved parking of passenger automobiles in the parking areas of the garage serving the Building as designated from time to time by Landlord for the use of tenants of the Building. The parking facility will remain open Monday through Friday (excluding legal holidays) during the normal hours of operation of the Building.

24.2 Tenant shall have the right to purchase the Parking Permits during the sixty (60) day period following the Rent Commencement Date. If Tenant purchases fewer than the number of Parking Permits specified in Section 1.14 hereinabove within such sixty (60) day period or subsequently relinquishes any Parking Permit once obtained, Tenant shall be able to reinstate or repurchase any such Parking Permit on a first come first served basis with other tenants of the Complex and third parties to whom Landlord sells Parking Permits.

24.3 As an inducement for Tenant to enter into this Lease, and provided that Tenant or a Qualified Tenant Affiliate is at all times leasing the Premises and no Event of Default by Tenant or such Qualified Tenant Affiliate then exists under this Lease, Landlord has agreed not to charge Tenant or its Qualified Tenant Affiliate for the cost of the unreserved Parking Permits for the initial Term of this Lease. The parties acknowledge that the parking rate for each Parking Permit is currently Ninety and 00/100 Dollars ($90.00) per month for permits for unreserved spaces and One Hundred Eighty and 00/100 Dollars ($180.00) per month for permits for reserved spaces, which shall be payable directly to the garage operator. Landlord reserves the right (for itself or the garage operator) to increase rates and fees for the Parking Permits from time to time during the Lease Term. Landlord or the garage operator shall have the right to revoke a user's Parking Permit and parking privileges in the event such user fails to abide by the rules and regulations governing the use of such parking areas. Tenant shall be prohibited from using such parking areas for purposes other than for parking registered vehicles. The storage or repair of vehicles in such parking areas shall be prohibited.

24.4 Tenant shall not assign or sublet any parking rights granted to Tenant herein other than to permitted assignees and sublessees hereunder. Any attempted assignment or sublease shall be null and void.

24.5 Landlord reserves the right to institute a valet parking system or a magnetic card access system or any other parking or permit system it or the garage operator deems appropriate.

24.6 Landlord shall not be liable for any damage or loss to any automobile (or property therein) parked in, on or about such parking areas, or for any injury sustained by any person in, on or about such areas. If Landlord, in its sole and absolute discretion, deems it necessary to repair or maintain such parking areas, Landlord shall have the right to substitute use of other parking areas.

ARTICLE 25
OPTION TO EXTEND THE TERM

25.1 Tenant shall have the option (the "Extension Option") to extend the Term for one (1) additional period of five (5) consecutive years (the "Extension Period") provided that (i) Tenant gives written notice to Landlord (the "Extension Notice") of its election to exercise the Extension Option, no earlier than twelve (12) months, and no later than nine (9) months, prior to the expiration of the initial Term, (ii) Tenant has not assigned the Lease (except to a Qualitied Tenant Affiliate) and Tenant or any Qualified Tenant Affiliate (but not any permitted subtenant or assignee) is then occupying at least eighty percent (80%) of the Premises, and (iii) no Event of Default has occurred under the Lease during the Lease Term which remains uncured.

25.2 All terms and conditions of the Lease, including without limitation, all provisions governing the payment of additional rent, shall remain in full force and effect during the Extension Period, except that (a) Landlord may charge Tenant for its reserved and unreserved Parking Permits at the then current rates, and (b) Base Rent payable during the Extension Period shall be at the then current market rental rate with respect to comparable space in the Tyson's Corner, Virginia area (the "Market Rate") at the time of the commencement of the Extension Period taking into consideration all relevant factors at such time, such as free rent periods, tenant improvement allowances or other tenant concessions then typically being provided in the market to renewal tenants as reasonably determined by Landlord. Landlord shall provide to Tenant notice of its determination of Base Rent within thirty (30) days after Landlord's receipt of Tenant's Extension Notice. Tenant shall have thirty (30) days after receipt of such Base Rent determination within which to accept in writing such Base Rent determination (the "Base Rent Determination Period"). If Landlord and Tenant reach agreement on the Base Rent, an amendment modifying the Lease to set forth the Base

EXHIBIT A

PLAN SHOWING PREMISES

(See Attached)

Commonwealth of Virginia)
)ss:
County of FAIRFAX)

On this 14th day of October 2025, before me, the subscriber a Notary Public in and for the jurisdiction aforesaid, personally came ANGELA SEDDELMEYER, ____________ of ~~AIRO Group Holdings, Inc.~~ WESTPARK CORPORATE CENTER, LLC, known to me to ~~be~~ the individual who executed the foregoing Lease on behalf of said corporation, and being duly sworn acknowledged the same to be the act and deed of said AIRO Group Holdings, Inc.

WITNESS my hand and Notarial Seal.

Beverly A. Gosling
Notary Public

My Commission Expires:

11/30/25

BEVERLY ANN GOSLING
Notary Public
Commonwealth of Virginia
My Commission Expires November 30, 2025
Commission ID# 7722869

Commonwealth of Virginia)
)ss:
County of)

On this 10 day of October, 2025, before me, the subscriber a Notary Public in and for the jurisdiction aforesaid, personally came [illegible] A., Joseph Burns of ~~Northwestern Mutual Investment Management Company, LLC,~~ AIRO GROUP HOLDINGS, INC. a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company, Managing Member of Westpark Corporate Center, L.L.C., known to me to be the individual who executed the foregoing Lease on behalf of said companies, and being duly sworn acknowledged the same to be the act and deed of said Westpark Corporate Center, L.L.C.

WITNESS my hand and Notarial Seal.

Atti magizi
Notary Public

My Commission Expires:

06/30/2029

Himagiri Achanta
Commonwealth of Virginia
Notary Public
Commission No. 00358432
My Commission Expires 6/30/2029

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the date first above written.

LANDLORD:

WESTPARK CORPORATE CENTER, L.L.C., a Delaware limited liability company

By: The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, Managing Member

WITNESS/ATTEST:

By: Northwestern Mutual Investment Management Company, LLC, a Delaware limited liability company, its wholly owned affiliate

Beverly Gosling

By: [signature]
Name: Angela Scardillaro
Title: Director
Date: 10.14.2025

TENANT:

WITNESS/ATTEST:

AIRO GROUP HOLDINGS, INC. a Delaware corporation

[signature]

By: [signature]
Name: Joseph Burke
Title: CEO
Date: 10-10-25

Rent for the Premises during the Extension Period shall be executed by Landlord and Tenant within twenty (20) days of the parties' agreement.

(a) In the event Landlord and Tenant are unable to agree upon the Base Rent for the Extension Period during the Base Rent Determination Period, then Tenant shall be entitled to rescind its Extension Notice and waive its Extension Option by delivering written notice of such election to Landlord within fifteen (15) days after the expiration of the 20-day Base Rent Determination Period. If Tenant fails to deliver its rescission notice in a timely manner as aforesaid, then the Base Rent for the Extension Period shall be determined in accordance with the process set forth below and shall be based upon the Market Rate for first-class office properties of comparable quality and character to the Building in Tyson's Corner, Virginia, as such Market Rate shall be determined by binding arbitration in accordance with the following procedures. Within fifteen (15) days after the expiration of the 30-day rescission period specified above, Landlord and Tenant shall each select a real estate broker (based on the criteria set forth in Section 25.2(b) hereof). Within twenty (20) days of their selection, each broker shall make a written determination of the Market Rate for the Extension Period in question. All determinations of the Market Rate shall be in writing. The party appointing each broker shall be obligated, promptly after receipt of the valuation report prepared by the broker appointed by such party, to deliver a copy of such valuation report to the other party. If the Market Rate determination of the broker designated by Landlord is within five percent (5%) of the Market Rate determination of the broker designated by Tenant, then the Base Rent for the Extension Period shall be the average of the two Base Rent determinations for the Extension Period. If the Market Rate determinations of these two brokers vary by more than five percent (5%), then a third broker shall be selected by the initial two brokers within fifteen (15) business days after the initial two valuation reports have been delivered to the parties (the third broker also having the qualifications set forth in Section 25.2(b), below). If a third broker is appointed, the third broker shall review the valuation reports of the initial two (2) brokers and, based upon base rents charged for comparable extension terms for comparable space in the Tyson's Corner, Virginia area, shall select the one of the initial two (2) valuation reports that reflects such criteria for the Market Rate for the Extension Period. The third broker shall promptly deliver a report of his determination to each of the parties. The determination of the Market Rate for the Extension Period made pursuant to this Section 25.2(a) shall be final and binding upon Landlord and Tenant; provided, however, that in no event shall the Market Rate rent as determined by the brokers be less than the Base Rent payable by Tenant during the last Lease Year of the Term. The expenses of each of the first two brokers appointed under this Section 25.2(a) shall be borne by the party appointing such broker. The expenses of the third broker appointed shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

(b) The real estate brokers selected by Landlord and Tenant shall have the following qualifications: (i) must be a independent and licensed real estate broker in the Commonwealth of Virginia; (ii) must have a minimum of ten (10) years' experience in office leasing in the Tyson's Corner, Virginia area; (iii) must be an active broker in the Northern Virginia area and known for restaurant expertise; (iv) must have experience representing both landlords and tenants; (v) in the case of the third broker only, is not then representing either Landlord or Tenant; and (vi) in the case of the third broker only, shall not have been involved in any disputes with Landlord, Tenant or any of the other brokers. In the event that real estate brokers with the qualifications described in this Section 25.2(b) are unavailable, qualified consultants with similar qualifications may be substituted.

(c) An amendment modifying the Lease to set forth the Base Rent for the Premises during the Extension Period shall be executed by Landlord and Tenant within twenty (20) days of the determination of the Base Rent by the brokers pursuant to Section 25.2, above; provided, however, that the failure of the parties to execute such amendment shall not affect the parties' respective binding obligation to extend the Term of this Lease once Tenant has exercised the Extension Option and Base Rent has been determined. In the event that any of the conditions set forth in this Article 25 are not satisfied, then the Extension Option shall be null, void and of no further force or effect and the Lease shall end on the date otherwise scheduled for expiration thereof, unless earlier terminated in accordance with the terms thereof. Tenant shall have no further right or option to extend the Term. Time is of the essence with respect to this Article 25.

25.3 The foregoing Extension Option shall be personal to the Tenant specified herein and cannot be exercised by any assignee, subtenant or any other person or entity other than Tenant and any Qualified Tenant Affiliate then leasing the entire Premises.

(Signatures appear on following page)

8444 WESTPARK DRIVE - 8TH FLOOR


ROAD TO BUILDING GARAGE
WESTPARK PLAZA

EXHIBIT A-1

LEGAL DESCRIPTION OF LAND

All those certain lots or parcels of land together with all improvements thereon situated, lying and being in the County of Fairfax, Virginia and being more particularly described as follows:

All of Parcel 66A-4, WESTPARK CORPORATE CENTER, L.L.C., as the same is duly subdivided, platted and recorded by Deed of Resubdivision and Conveyance and Second Amendment to Declaration dated March 3, 2020 and recorded March 18, 2020 among the Land Records of Fairfax County, Virginia in Deed Book 26132 at Page 2197.

EXHIBIT B

SPACE PLAN FOR PREMISES

(See Attached)

8444 WESTPARK DRIVE - 8TH FLOOR


ROAD TO BUILDING GARAGE
WESTPARK PLAZA

EXHIBIT C

FORM OF CERTIFICATE AFFIRMING RENT COMMENCEMENT DATE

The Certificate to be provided to Tenant pursuant to Section 3.2 of the Lease shall provide as follows:

"This Certificate is being provided to Tenant pursuant to the terms and provisions of that certain lease agreement dated as of ________________, 2025 (the "Lease"), by and between WESTPARK CORPORATE CENTER, L.L.C. and AIRO GROUP HOLDINGS, INC. This Certificate confirms the following:

1. The Rent Commencement Date is ______________________, 202__.

2. The initial term of the Lease shall expire on ______________________, 20__.

LANDLORD

WESTPARK CORPORATE CENTER, L.L.C.,
a Delaware limited liability company

By: The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, Managing Member

WITNESS/ATTEST:

By: Northwestern Mutual Investment Management Company, LLC, a Delaware limited liability company, its wholly owned affiliate

____

By: ______________________
Name: ______________________
Title: ______________________
Date: ______________________

TENANT:

WITNESS/ATTEST:

AIRO GROUP HOLDINGS, INC.
a Delaware corporation

____

By: ______________________
Name: ______________________
Title: ______________________
Date: ______________________

EXHIBIT D

RULES

1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord's property management department all deliveries to the Building so that arrangements can be made to minimize such interference. Tenant and its employees shall not use any of the parking spaces designated for use by visitors only or the roof of the Building.

2. Tenant shall not place any showcase, mat or other article in any common or public area of the Building.

3. Tenant shall not use the water and wash closets and other plumbing fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein.

4. Tenant shall not construct, maintain, use or-operate within their respective premises any electrical device, wiring or apparatus in connection with a loudspeaker system or other sound system without Landlord's prior written consent. Tenant shall not construct, maintain, use or operate any such loudspeaker or sound system outside of the Premises.

5. Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building. Tenant shall not do or permit any cooking on the Premises, except for microwave cooking and use of coffee machines by Tenant's employees for their own consumption. Tenant shall not install any microwave oven or coffee machine in the Premises without Landlord's prior written approval of such equipment and its location within the Premises. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or permeate from the Premises. Tenant, at Tenant's expense, shall comply with all laws, orders, ordinances and regulations of federal, state, county and municipal authorities and with directions of public officers, departments, boards or similar entities thereunder, and with the Occupational Safety and Health Act, respecting all matters of occupancy, condition or maintenance of the Premises, whether such orders or directions shall be directed to Tenant or Landlord and Tenant shall hold Landlord harmless from cost or expense on account thereof.

6. Tenant shall not use any space in the Building for the sale of goods or for the sale at auction of goods or property of any kind. Tenant shall not suffer or permit any trade or occupation or activity to be carried on or use made of the Premises which shall be unlawful, noisy, offensive or injurious to any person or property.

7. Tenant shall not place on any floor a load exceeding the floor load per square foot which such floor was designed to carry. Landlord shall have the right to prescribe the weight, position and manner of installation of safes and other heavy items. Landlord shall have the right to repair or replace at Tenant's expense any damage caused by Tenant's moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any furniture, equipment or bulky item except as approved by Landlord and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. Tenant shall remove promptly from sidewalks adjacent to the Building items delivered for Tenant.

8. Tenant shall not place additional locks or bolts of any kind on any door or window or make any change in any lock or locking mechanism without Landlord's prior written approval. Tenant shall keep doors leading to a corridor or main hall closed during business hours except as such doors may be used for ingress or egress. Upon the termination of its tenancy, Tenant shall deliver to Landlord the operations manual for any security or other system installed by Tenant and all keys furnished to or procured by Tenant, and if any key so furnished is not delivered, then Tenant shall pay the replacement cost thereof. Tenant's key system shall be separate from that for the rest of the Building.

9. Tenant shall not install or operate in the Premises any equipment that operates on greater than 110 volt power without obtaining Landlord's prior written consent. Landlord may condition such consent upon Tenant's payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. If any equipment of Tenant causes noise, vibration, radiation or any other type of interference that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant's expense vibration eliminators or other equipment, materials or devices sufficient to reduce such noise, vibration, radiation or other interference to a level satisfactory to Landlord or to require Tenant to do the same; it being understood and agreed, however, that if Landlord determines that such noise, vibration, radiation or other interference cannot be reduced to a level sufficient to address such objections, Landlord shall have the right to prohibit Tenant's use of such equipment.

10. Landlord may exclude from the Building any person who does not properly identify himself to the Building management or guard on duty. Landlord may require any person admitted to or leaving the Building to register.

11. Tenant shall not use the Premises for lodging.

12. Before closing and leaving the Premises at any time, Tenant shall close all windows and turn off all lights. Tenant shall cooperate with Landlord in Landlord's effort to conserve energy. Tenant shall utilize the Building's venetian blinds, if any, in such a manner as to assist Landlord in maintaining reasonably comfortable temperatures in the Building.

13. Tenant shall not request Landlord's employees to do anything outside of such employees' regular duties without Landlord's prior written consent. Tenant's special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any employee of Landlord for any purpose whatsoever without Landlord's prior written consent.

14. Canvassing, soliciting and peddling in the Building are prohibited. Tenant shall cooperate to prevent the same.

15. Only hand trucks equipped with rubber tires and side guards may be used in the Building. Tenant shall be responsible for loss or damage resulting from any delivery made by or for Tenant.

16. Tenant shall comply with standards prescribed by Landlord for curtains, drapes, blinds, shades, screens, lights and ceilings, including standards designed to give the Building a uniform, attractive appearance.

17. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year at Tenant's expense.

18. Landlord may, upon request of Tenant, waive Tenant's compliance with any of the rules, provided that no waiver (a) shall be effective unless signed by Landlord, (b) shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) granted to any tenant shall relieve any other any other tenant from the obligation of complying with those rules and regulations and (d) shall relieve Tenant from any liability for any loss or damage resulting from Tenant's failure to comply with any rule.

19. Flammable, explosive or other hazardous liquids and materials shall not be brought on the Premises or into the Building without the prior written consent of Landlord.

20. Tenant shall store all trash and garbage within the Premises and shall not burn or otherwise dispose of any trash or garbage in or about the Premises or in any of the common areas of the Building.

21. Tenant shall use plastic chair mats under desk chairs in all carpeted areas in the Premises.

22. Tenant shall inform its employees, contractors and invitees that the Plaza Level of the Complex is a no parking zone and that any vehicles parked on the Plaza Level are subject to being towed at the Tenant's cost and expense. Tenant shall use all reasonable efforts to ensure that its employees, contractors and invitees do not violate the no parking rule.

23. Westpark is a LEED certified complex. Tenant shall cooperate and participate in all sustainability initiatives including but not limited to: occupant comfort surveys, transportation surveys, expanded recycling, ongoing consummable tracking, construction waste tracking and sustainable purchasing.

EXHIBIT E

MEASUREMENT OF RENTABLE AREA

The Rentable Area of the Premises shall be determined in accordance with the following:

1. Rentable Area shall equal the sum of (i) net usable area, (ii) floor core factor and (iii) common core factor.

2. For the purposes hereof, the terms identified in Paragraph (1) hereof shall have the following definitions.

(a) Net usable area shall be computed by measuring from the finished surface for the corridor side of the common corridor and/or wall of the Building core to the dominant portion of the inside finished surface of the exterior Building walls, and to the center of any demising walls which separate the Premises from any adjoining space.

(b) Floor core factor shall be a pro rata allocation of all building service areas on the floor or floors on which the Premises are located which are not measured in the net usable area calculation, including but not limited to, restrooms, public corridors, telephone and electrical closets, and mechanical rooms, but excluding vertical penetrations through the floor slab which serve more than one floor in the Building, including but not limited to, public stairs, public elevator shafts, flues, pipe shafts, vertical ducts and their enclosing walls. The pro rata allocation will be based on the ratio of net usable area of the Premises on the floor relative to the total net usable area on the floor.

(c) Common core factor shall be a pro rata allocation of the Building service areas in the Building that are for the benefit of the general population of the Building, and shall include, but shall not be limited to, the first floor lobby area, public corridors, janitorial storage area, building engineer's office, shop, and locker room, Building receiving/service area, mail room, fire control and elevator rooms, and energy management rooms, but shall exclude first floor net usable area, Building service areas exclusively for the use of first floor tenants, garage areas serving the Building, and vertical penetrations previously defined. The pro rata allocation will be based on the net usable area of the Premises on the floor or floors on which such Premises are located relative to the total net usable area in the Building.

EXHIBIT F

CONSTRUCTION RULES AND REGULATIONS

I. GENERAL BUILDING RULES

- Contractor shall ensure all of Contractor's employees with access to the Property fully comprehend and confirm to the following rules and regulations.

- Manager expects honesty from each Contractor employee while working at the Property.

- Contractor employees shall not permit any unauthorized person(s) to have access to the Property at any time.

- No Contractor employee shall consume, destroy, give, loan, sell, or take any item that is left in sight or otherwise detected during performance of the Work. Contractor employees must turn over to Manager's Representative any items of jewelry or other items of value found while working at the Property.

- No Contractor employee shall open any cases, containers, or drawers not necessary for the performance of the Work.

- Contractor employees are to enter and leave the premises only from the access location designated by Manager. Contractor employees shall enter only those areas necessary to complete their work responsibilities.

- No Contractor shall give, sell or otherwise make available any of Manager's or its tenants' records or information. This includes any papers or information left in waste or recycle receptacles, the contents of which are to be destroyed. No Contractor employee shall scavenge discarded or refuse material nor salvage any material without the express written consent of Manager.

- Contractor employees shall not make personal calls or other calls from any telephone (other than a pay phone) located in the building except in the case of an emergency.

- No Contractor employee shall report to work possessing a firearm, knife (with the exception of pocket knives with blades of less than three inches) or weapon of any type, all of which are prohibited at the Property.

- Contractor employees are expected to conduct themselves in a manner appropriate to their business at all times. Loud talk, excessive profanity, or other activities, which prove distracting, shall not be tolerated.

- Contractor employees shall proceed with care when moving and operating equipment, especially through doorways and at cross sections, and do so without causing damage to the Property.

- Contractor employees are expected to respect the property of Manager and its Tenants, being sure work equipment does not damage the building, equipment and furnishings. Contractor employees shall immediately notify their Supervisor when a building component is bumped or splashed by liquid or solid material even when damage is not evident. The Contractor Supervisor will then report such incident to Manger or other Tenant personnel as appropriate.
- Contractor employees shall not use or turn on any electrical device such as adding machines, calculators, computers, copiers/duplicator, radio, televisions, typewriter, and other electrical equipment not used as a janitorial tool.

- Contractor employee shall not smoke inside the Property.

- No Contractor employee shall loan, give, sell, take, or destroy any personal property including equipment, supplies or tools personal items such as candy, cigars, or cigarettes owned by Manger, it's Tenants, or their employees.

- Contractor employees shall at all times visibly wear the Contractor Identification Badge issued by Manager or Tenant when at the Property.

- Contractor employees shall not remove from the premises, nor duplicate any keys provisioned them to perform the Work.

- Contractor employees shall not adjust, move or put away items found on counters, desks, tables, etc. nor shall they place items on top of furniture during the performance of the Work.

- Contractor employees shall not introduce to the Property any sexually explicit materials, objects, photographs, etc. and shall not make any comments, jokes, or references which may be considered sexually offensive.

- No Contractor employee shall offer or solicit any services at the Property other than that, which is defined in this Agreement.

II. GENERAL CONSTRUCTION RULES

The Contractor shall be responsible for meeting these performance requirements throughout the course of the Work. Exceptions shall only be allowed at the Owner's discretion and with Owner's prior written approval.

1. The following activities are specifically prohibited from occurring on the Owner's property and cannot be undertaken by the Contractor and Subcontractors:

a. The use of tenant space, other than tenant space being constructed pursuant to this agreement
b. The use of tenant equipment
c. Unauthorized use of building equipment
d. The use of the building's trash compactor, dumpster, or container
e. Unauthorized parking in restricted areas
f. Unauthorized on-site storage
g. Consumption of alcohol or controlled substances on site
h. Unauthorized congregation in building public space
i. Cooking or quantity food preparation on site
j. Eating or coffee breaks in tenant or public spaces
k. Smoking in tenant or public spaces
l. Unauthorized use of building restroom areas
m. Unapproved use of building utilities
n. Objectionable, abusive, or unacceptable personal behavior of contractor personnel
o. Improper disposal of wastes, residues, or debris
p. Loud noises on site considered by Owner as objectionable
q. Access to non-construction floors
r. Worker interviews
s. Property removal without Jones Lang LaSalle Approval
t. Roof access
u. Unauthorized Elevator Usage
v. Possession of firearms, explosives, or weapons
w. Gambling of any type
x. Duplication of building keys
y. Violating any Local, State or Federal Statues while on the property
z. Intentionally harming or destroying any property

2. All Contractor personnel shall utilize the loading dock and freight elevator for access to the Work site. Only in the event of an emergency shall Contractor personnel be permitted to use other means of egress.

3. All materials and waste shall be transported to and from the Work Site via the freight elevators. Under no circumstance shall the passenger elevators be used without the written consent of the owner.

4. It shall be the responsibility of the Contractor to isolate the heating, ventilating, and air conditioning systems of the Work Site from the remainder of the building. Under no circumstance shall the Contractor utilize materials such as, but not limited to, cleaning agents, paints, thinners, or adhesives that, if released in the Work Site atmosphere, could spread to tenant areas, causing discomfort or posing any type of health hazard.

5. In the event that any fire and life safety system will need to be disabled to complete the Work, the Contractor must notify the Owner in advance of such event in writing. The Contractor shall not tamper with the building's life safety and sprinkler system.

6. In the event that any soldering or welding apparatus is required to complete the Work, the Contractor must notify the Owner of such event and a work authorization permit must be completed 24 hours in advance.

7. Regarding the use of materials and equipment to be installed, unless specifically stated otherwise, refer to the Building's Specification Guideline for information regarding the quality and type of equipment to be used during construction.

8. Contractor's personnel must be in uniform or display a Contractor's badge at all times while on the property. All workers are required to wear shirt, shoes, and full-length trousers. Appropriate PPE (Personal Protective Equipment) must be utilized by each trade.

9. Security will be given the name and phone number of the Contractor's job foremen. The foremen should be in the building any time his/her crews are working.

10. No construction or demolition material of any kind is to be put in the building dumpsters. The contractor shall provide dumpsters and remove all trash from loading dock on a daily basis.

Contractors will remove their trash and debris daily, or as often as necessary to maintain cleanliness in the building. Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles. The construction site and loading dock are to be cleaned of trash daily if used by construction personnel. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor. Further, the building staff is instructed to hold the driver's license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator.

11. Lobby and corridor floor areas are to be kept clean at all times. Public area corridor and carpet is to be protected by plastic runners or a series of walk-off mats from the elevator to the suite under construction. Walk-off mats are to be provided at entrance doors. Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required. The Contractor will reimburse the building management for cleaning or repairs associated with the Contractor's work, e.g., carpet cleaning, floor tile replacement, etc.

12. Loading dock may be used for deliveries only. Contractors and all Subcontractors must park in designated areas only. Vehicles illegally parked will be subject to towing at vehicle owner's expense.

13. No hammer, drilling, shooting track, jackhammering, setting anchors, core drilling, or any other disruptive work shall be performed between the hours of 8:00 am and 6:00 pm, Monday – Friday.

14. Contractors shall notify building management 24 hours prior to working extended hours. (After 6pm and weekends)

15. All penetrations must be x-rayed prior to performing work. X-rays must be scheduled 48 hours in advance with the management office. No exceptions. X-rays must be performed between the hours of 11:00pm and 5:00am. All x-rays must be reviewed and approved by Landlord structural engineer, Fernandez & Associates, prior to any core drilling, at Tenant's cost.

16. Contractor and all Subcontractors shall not use anchors in excess of ¾" without x-raying the area prior to installation.

17. Absolutely no flammables shall be stored on the premises. This includes oil-based paint, paint thinner, varsol, etc. All construction materials or debris must be stored within the project confines or in an approved lock-up.

18. Contractor and all Subcontractors shall provide SDS Sheets for all products used at the premises. This includes paint products, cleaning products, etc.

19. Contractor and all Subcontractors shall not apply products that emit an offensive odor or use a practice that generates particulates between 8:00 am and 6:00 pm, Monday – Friday. This includes but is not limited to polymix and oil-based paint products, stains, varnishes, caulk, adhesive and sanding.

20. Contractor must use base building fire alarm contractor (Adcock – 301.843.3661) for all fire alarm work. This includes wiring, final termination, and testing of all devices.

21. Contractor must use base building energy management system control contractor (8484 – Pritchett Controls, Inc. 301.470.7300 and 8444 - Siemens Building Technologies, 301.837.2565) for all HVAC control work.

22. Contractor must fill out a work permit authorization form prior to performing any sprinkler work, fire alarm testing, x-raying, or other work that requires assistance from building management.

23. General Contractor must be on-site at all times when sub-contractors are present.

24. The preferred vendor for air balancing at Westpark Corporate Center is Annandale Balancing Company, Inc., 703.256.2097.

25. Tenant and/or general contractor will supply Landlord with a copy of all permits prior to the start of any work and will coordinate with Landlord's management representative for the scheduling of any work to be performed.

26. Tenant and/or general contractor will post the building permit on a wall of the construction site while work is being performed.

27. No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of the Landlord.

28. No electrical services are to be put on the emergency circuit, without specific written approval from the Landlord.

29. When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

30. The Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, of names of those who may be working in the building after "normal" business hours.

31. All key access, fire alarm work, or interruption of security hours must be arranged with the Landlord's building engineer.

32. The general contractor and Tenant shall be responsible for all loss of their materials and tools and shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.

33. All wiring within electrical closets and machine rooms shall be in conduit.

34. All VAV boxes, return air grills, and AHU's shall be protected by filter media prior to the start of work and as determined thereafter by the Building Engineer.

35. All electrical work shall be in accordance with OSHA 29 CFR 1910.331 – 1910.339, NFPA 70E and the NEC. Please note that the appropriate PPE required for working on live electrical circuits are posted on all breaker panels and disconnect switches. All newly installed breaker panels, disconnects, control panels shall be labeled in accordance with the building's short circuit coordination study. All trades not working within these parameters may be asked to leave the premises immediately. All trades that require access to electrical equipment shall meet with Chief Engineer to discuss the building's electrical safety program prior to start of work.

By execution below, these Rules and Regulations for Westpark Corporate Center have been read and understood by all contracted personnel on site to supervise or perform the contracted service or construction. For construction projects, these Rules and Regulations must be posted in the contracted work site. If requirements are not met, work may be subject to stoppage and/or working privileges in the building may be forfeited.

Contractor/Service Provider: ______________________

Project Manager/Account Representative: ______________________

Site Supervisor: ______________________

Date: ______________________